Exhibit 10.25

EXECUTION COPY

PURCHASE AGREEMENT

BETWEEN

CCE HOLDINGS, LLC

AND

ONEOK, INC.

Dated as of September 16, 2004

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of September 16, 2004 (this “Agreement”), between CCE Holdings, LLC, a Delaware limited liability company (“Seller”), and ONEOK, Inc., an Oklahoma corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Enron Operations Services, LLC, a Delaware limited liability company, Enron Transportation Services, LLC, a Delaware limited liability company, EOC Preferred, L.L.C., a Delaware limited liability company, and Enron Corp., an Oregon corporation (collectively, the “Enron Sellers”) and Seller entered into a Purchase Agreement, dated as of June 24, 2004, as amended by that certain Amendment No. 1 to Purchase Agreement dated September 1, 2004 (the “Enron Purchase Agreement”), whereby Seller agreed to purchase 100% of the membership interests of CrossCountry Energy, LLC (“CrossCountry”); and

WHEREAS, CrossCountry owns, among other things, (i) four hundred (400) shares of common stock, par value $10.00 per share, of Northern Plains Natural Gas Company, a Delaware corporation (“Northern Plains”), which constitutes 100% of the issued and outstanding shares of capital stock of Northern Plains and (ii) one thousand (1,000) shares of common stock, par value $1.00 per share, of NBP Services Corporation, a Delaware corporation (“NBP Services”), which constitutes 100% of the issued and outstanding shares of capital stock of NBP Services (the common stock referred to in the preceding clauses (i) and (ii) or the ownership interests in limited liability companies or limited partnerships into which such common stock may be converted pursuant to the Conversion Transactions (as defined in the Enron Purchase Agreement) will be referred to in this Agreement as, collectively, the “Equity Interest”); and

WHEREAS, CrossCountry is, and upon the closing of the transactions contemplated by the Enron Purchase Agreement will be, the holder of the Equity Interest; and

WHEREAS, pursuant to the terms of this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Equity Interest; and

WHEREAS, concurrently with the closing of the transactions contemplated by the Enron Purchase Agreement, Seller will cause CrossCountry to transfer the Equity Interest to Purchaser pursuant to the terms of this Agreement; and

WHEREAS, certain terms used in this Agreement are defined in Section 11.1.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF EQUITY INTEREST

1.1 Sale and Purchase of Equity Interest. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, the Equity Interest, free and clear of all Liens.

ARTICLE II

PURCHASE PRICE AND PAYMENT

2.1 Purchase Price. The purchase price for the Equity Interest shall be an amount equal to (i) $175,000,000 (the “Preliminary Purchase Price”), plus (ii) an amount, which may be positive or negative, calculated pursuant to Schedule 2.1 (the Preliminary Purchase Price, after giving effect to all adjustments contemplated pursuant to Schedule 2.1, is referred to herein as the “Purchase Price”).

2.2 Deposit.

(a) On or prior to September 20, 2004, Purchaser shall deposit with JPMorgan Chase Bank, in its capacity as Deposit Escrow Agent (the “Deposit Escrow Agent”), pursuant to that certain Deposit Escrow Agreement, dated as of the date hereof, among Purchaser, Seller and the Deposit Escrow Agent (the “Deposit Escrow Agreement”), (i) one or more original irrevocable letters of credit (the “Letters of Credit”), each in the form of Appendix A to the Deposit Escrow Agreement, for an aggregate amount equal to $3,600,000 (the “Deposit Amount”) or (ii) cash in the amount of the Deposit Amount (the “Cash Deposit”). The Letters of Credit will be drawn upon by the Deposit Escrow Agent, or the Cash Deposit will be disbursed by the Deposit Escrow Agent, as applicable, only in the circumstances described in, and to the extent permitted by, Section 2.2(c) and the Deposit Escrow Agreement. The Letters of Credit and any funds drawn thereunder, or the Cash Deposit, as applicable, shall be held by the Deposit Escrow Agent and applied, or returned to Purchaser, in accordance with the provisions of this Section 2.2 and the Deposit Escrow Agreement. Upon Closing and as provided in Section 2.2(b), the Letters of Credit and any funds drawn thereunder, or the Cash Deposit, as applicable, shall be released to Purchaser.

(b) Pursuant to the Deposit Escrow Agreement, the Letters of Credit shall be released and returned to Purchaser, or the Cash Deposit shall be released and returned to Purchaser, as applicable, in the event that this Agreement is validly terminated by (i) Purchaser (A) pursuant to Sections 3.2(a), 3.2(c) or 3.2(d) or (B) pursuant to Section 3.2(b) in the event that the Closing does not occur on or prior to the Outside Date due to the failure to satisfy the closing conditions set forth in Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d) or 7.2(a) – (d), or (ii) by Seller (A) pursuant to Sections 3.2(a) or 3.2(c), or (B) pursuant to Section 3.2(e) in the event that such termination by Seller is solely based upon a breach of Purchaser’s representations in Section 5.4 due to an Action or Order of which Purchaser is not aware as of the date of this Agreement that seeks to restrain or prohibit or otherwise challenge the consummation, legality and validity of the transactions contemplated hereby or that directly results from and relates to the execution of this Agreement and in any such case is filed or threatened to be filed after the date hereof by a Person other than Purchaser or any of its Affiliates or Representatives or any other Person acting, directly or indirectly, on behalf of or at the behest of or with the encouragement of any of them; provided, that the Letters of Credit or the Cash Deposit, as applicable, shall not be released or returned to Purchaser in the event that any termination referred to in this paragraph (b) relates to or arises from a failure to satisfy the closing condition set forth in (i) Section 7.1(b) (with respect to the HSR Act); or

(c) Except as specified in Section 2.2(b), upon the valid termination of this Agreement, the Letters of Credit shall be drawn upon for the Deposit Amount, if applicable, and the Deposit Amount or the Cash Deposit, as applicable, shall be paid to Seller as liquidated damages. For the avoidance of doubt and, except as provided in Section 2.2(b), if all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (assuming for such purposes that the Closing would have occurred on the date of termination of this Agreement), and Purchaser fails to pay the Purchase Price in accordance with the terms of this Agreement, Seller shall be entitled to the Deposit Amount. Upon the payment to Seller of the Deposit Amount pursuant to this Section 2.2(c), the parties hereto and their Affiliates and Representatives shall, subject to Section 3.3, be fully released and discharged from all liabilities and obligations under or resulting from this Agreement, and no party shall have any other remedy or cause of action against any other party under or relating to this Agreement.

2.3 Payment of Purchase Price. At the Closing, Purchaser shall pay (i) the Preliminary Purchase Price plus (ii) the Estimated Purchase Price Adjustment to Seller by wire transfer of immediately available funds into an account or accounts designated in writing by Seller. The parties agree to pay, if applicable, the True-up Amount in accordance with Schedule 2.1.

ARTICLE III

CLOSING AND TERMINATION

3.1 Time and Place of Closing. The closing of the sale and purchase provided for in Article I (the “Closing”) shall take place at the New York City offices of Weil, Gotshal & Manges LLP contemporaneously with the closing under the Enron Purchase Agreement (the “Enron Closing”), or at such other place, date and time as the parties may agree (the actual date on which the Closing is to occur pursuant to this Section 3.1 shall be referred to as the “Closing Date”); provided, however, that neither Seller nor Purchaser shall be required to close the transactions contemplated by this Agreement until all conditions to the obligations of Seller or Purchaser, as the case may be, shall have been satisfied or waived in accordance with the provisions of Article VII. Seller shall advise Purchaser as soon as reasonably practicable as to the date of the Closing.

3.2 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) At any time prior to the Closing Date by the mutual written consent duly authorized by the Board of Directors or Board of Managers, as applicable, of Seller and Purchaser;

(b) By either Seller or Purchaser, if the Closing has not occurred on or before the later of (i) December 17, 2004 or (ii) such date as is the Outside Date under the Enron Purchase Agreement (as may be extended from time to time pursuant to the terms of the Enron Purchase Agreement) (the “Outside Date”); provided, however, that the terminating party is not in default of its obligations under this Agreement in any material respect;

(c) By either Seller or Purchaser, if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited (and such Law is not overturned or otherwise made inapplicable to the transactions contemplated hereby within a period of one hundred and twenty (120) days) or if any Order is entered by a Governmental Authority of competent jurisdiction having valid enforcement authority permanently restraining, prohibiting or enjoining Seller or Purchaser from consummating the transactions contemplated hereby and such Order shall become final and non-appealable;

(d) By Purchaser, so long as Purchaser is not then in breach of its obligations under this Agreement in any material respect, upon a breach of any covenant or agreement of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have been or becomes untrue, in each case such that the conditions set forth in Section 7.2(a) or Section 7.2(b), as the case may be, would not be satisfied and such breach or untruth (i) cannot be cured by the Outside Date or (ii) has not been cured within thirty (30) Business Days of the date on which Seller receives written notice thereof from Purchaser (describing with reasonable specificity the purported breach or untruth); provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to the foregoing clause (ii) so long as Seller is using its commercially reasonable efforts to cure such breach or untruth and such breach or untruth is capable of cure on or before the Outside Date;

(e) By Seller, so long as Seller is not then in breach of its obligations under this Agreement in any material respect, upon a breach of any covenant or agreement of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have been or becomes untrue, in each case such that the conditions set forth in Section 7.3(a) or Section 7.3(b), as the case may be, would not be satisfied and such breach or untruth (i) cannot be cured by the Outside Date or (ii) has not been cured within thirty (30) Business Days of the date on which Purchaser receives written notice thereof from Seller (describing with reasonable specificity the purported breach or untruth); provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to the foregoing clause (ii) so long as Purchaser is using its commercially reasonable efforts to cure such breach or untruth and such breach or untruth is capable of cure on or before the Outside Date;

(f) By Seller, upon notice to Purchaser, if (i) Purchaser has provided notice to Seller pursuant to Section 6.9 or (ii) Seller requests Purchaser to deliver to Seller an officer’s certificate stating that the representation set forth in Section 5.6 is true and complete and Purchaser does not within ten (10) days of the receipt of such request deliver such certificate to Seller; provided, however, that the right to terminate this Agreement under this Section 3.2(f) shall not be available to Seller if within thirty (30) days of receiving notice by Seller of its intention to terminate this Agreement under this Section 3.2(f), Purchaser secures a financing commitment for alternate or additional financing under terms and from a financing source that is reasonably acceptable to Seller. Notwithstanding the foregoing, Seller shall not have the right to terminate this Agreement pursuant to this Section 3.2(f) if Purchaser’s inability to deliver the certificate referenced in this Section 3.2(f) was caused by a material breach by Seller of its obligations under this Agreement or any representation or warranty of Seller having been or having become untrue in any material respect;

(g) By Seller, if Purchaser fails to close the transactions contemplated hereunder on the Closing Date as determined in accordance with Section 3.1; or

(h) By Seller, if Purchaser fails to deposit with the Deposit Escrow Agent the Letters of Credit or the Cash Deposit on or prior to September 20, 2004.

3.3 Effect of Termination. No termination of this Agreement pursuant to Section 3.2 shall be effective until notice thereof shall be given to the non-terminating party specifying the provision hereof pursuant to which such termination is made. If validly terminated pursuant to Section 3.2, this Agreement shall become wholly void and of no further force and effect without liability to Purchaser, Seller or any of the Transfer Group Companies or the Northern Border Companies or any of their respective Subsidiaries, Affiliates, officers, directors, employees, agents, advisors or other representatives, except that the obligations of the parties under the Deposit Escrow Agreement, this Section 3.3, Sections 2.2, 6.5, 6.6, Article XII and, to the extent necessary to effectuate the foregoing enumerated provisions, Article XI of this Agreement shall remain in full force and effect (it being understood that in no event shall Seller be obligated to make any payment to Purchaser upon termination of this Agreement, and in no event shall Purchaser be obligated to make any payments to Seller upon termination of this Agreement other than the forfeiture of the Deposit Amount to Seller in accordance with Section 2.2(c)).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

4.1 Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and Seller has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

4.2 Authorization of Agreement. Seller has the requisite power and authority to execute this Agreement and the Transaction Documents to which it is a party and, upon the occurrence of the Enron Closing, to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party. The execution and delivery of this Agreement and the Transaction Documents to which it is a party by Seller and the consummation by Seller of the transactions contemplated by this Agreement and the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of Seller. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by Seller and, assuming due execution and delivery by Purchaser, constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

4.3 No Violation; Consents.

(a) Subject to receiving the consents or waivers referred to on Schedule 4.3(a) and the consents referred to in Section 4.3(b) and the occurrence of the Enron Closing, the execution and delivery by Seller of this Agreement and the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the certificate of incorporation, bylaws, limited liability company agreement or other similar organizational documents of Seller or any Transfer Group Company, (ii) conflict with, require the consent of a third party under, violate, require or accelerate the time of any payment by any Transfer Group Company to any Person under, result in the breach of, constitute a default under, or give rise to any right of acceleration, cancellation or termination of any material right or obligation of Seller or any Transfer Group Company under, any material agreement or other instrument to which Seller or any Transfer Group Company is a party or by which Seller or any Transfer Group Company or any of their respective properties or assets are bound, (iii) violate any Order of any Governmental Authority to which Seller or any Transfer Group Company is bound or subject, (iv) violate any Applicable Law or (v) except as provided in this Agreement, result in the imposition or creation of any Lien upon the Equity Interest, other than, in the case of clauses (ii) through (v), any conflict, violation, breach, default, requirement for consents, rights of acceleration, cancellation, termination or Lien that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Transfer Group Material Adverse Effect.

(b) Except as set forth on Schedule 4.3(b) and except for (i) any filings required under the HSR Act and (ii) such filings with, and Orders of, the FCC as may be required under the Communications Act, no Order or Permit issued by, or declaration or filing with, or notification to, or waiver from or consent from, any Governmental Authority is required on the part of Seller in connection with the execution and delivery of this Agreement, or the compliance or performance by Seller with any provision contained in this Agreement or the consummation of the transactions contemplated hereby, except for any such requirements, the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Transfer Group Material Adverse Effect.

4.4 Ownership and Transfer of Equity Interest. Upon the Occurrence of the Enron Closing, Seller will be the record and beneficial owner of all of the outstanding equity securities of CrossCountry. CrossCountry is the record and beneficial owner of the Equity Interest. The Equity Interest constitutes 100% of the outstanding equity securities of Northern Plains and NBP Services. Upon the occurrence of the Enron Closing, Seller will have the requisite power and authority to cause CrossCountry to sell and transfer the Equity Interest to Purchaser, and such delivery will convey to Purchaser good and marketable title to the Equity Interest, free and clear of any and all Liens except as set forth on Schedule 4.4.

4.5 Transfer Group Companies.

(a) Schedule 4.5(a) sets forth the name of each Transfer Group Company and, with respect to each such Transfer Group Company, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock or other equity interests, the number and class of shares or equity interests thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock or other equity interests owned by each equity owner thereof. The outstanding shares of capital stock or other equity interests of each Transfer Group Company are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by the relevant Transfer Group Company are owned by it free and clear of any and all Liens except as set forth on Schedule 4.5(a).

(b) Except as set forth on Schedule 4.5(b), (i) there is no existing option, warrant, right, call, commitment or other agreement to which any Transfer Group Company is a party requiring, and there are no securities of any Transfer Group Company outstanding which, upon conversion, would require, the issuance, sale or transfer of any additional shares of capital stock or other equity interests of any Transfer Group Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interests of any Transfer Group Company and (ii) no Transfer Group Company has any obligation to repurchase, acquire or redeem any capital stock or other equity securities of any Transfer Group Company.

(c) Each Transfer Group Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted, with such exceptions that would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect. Each Transfer Group Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

(d) Northern Plains holds a 0.500% general partnership interest in Northern Border Partners, L.P., a publicly-traded master limited partnership (“Northern Border”) and a 0.505% general partnership interest in Northern Border’s Affiliate, Northern Border Intermediate Limited Partnership (“NBI”). Northern Plain’s wholly-owned subsidiary, Pan Border Gas Company, holds a 0.325% general partnership interest in Northern Border and a 0.3283% general partnership interest in NBI. Northern Plains holds 500,000 common units of limited partnership interest in Northern Border.

(e) None of the Transfer Group Companies has any Subsidiary, or holds an equity interest in any other Person, that is not a Transfer Group Company other than the Northern Border Companies and Persons in which the Northern Border Companies hold a minority equity interest.

4.6 Financial Statements; Northern Border SEC Reports.

(a) Seller has made available to Purchaser copies of the unaudited consolidated balance sheet of the Northern Plains Group Companies as at December 31, 2003, and the related consolidated unaudited statements of income, stockholders’ equity and cash flows of the Northern Plains Group Companies for the twelve (12) month period then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with the books and records of the Northern Plains Group Companies as at the date and for the period indicated, and, except as set forth in Schedule 4.6, in accordance with GAAP and present fairly in all material respects the consolidated financial position, results of operations and cash flows of each of the Northern Plains Group Companies as at the date and for the period indicated (in each case subject, as to unaudited Financial Statements, to year-end audit adjustments and full footnote disclosure). For the purposes hereof, the unaudited consolidated balance sheet of the Northern Plains Group Companies as at December 31, 2003 shall be referred to as the “Balance Sheets” and December 31, 2003 shall be referred to as the “Balance Sheet Date”.

(b) Northern Border has filed all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) since January 1, 2002 (the “Northern Border SEC Reports”), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each as in effect on the dates such forms, reports and documents were filed. To the Knowledge of Seller, none of the Northern Border SEC Reports, including without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statements of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Northern Border included in the Northern Border SEC Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the dates such Northern Border SEC Reports were filed, and fairly present, in all material respects and in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Northern Border and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

4.7 No Undisclosed Liabilities.

(a) Except as set forth on Schedule 4.7(a), or as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Transfer Group Material Adverse Effect, the Northern Plains Group Companies have no indebtedness, obligation or liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the consolidated balance sheet of the Northern Plains Group Companies or in the notes thereto in accordance with GAAP, respectively, which (i) is not shown on the Balance Sheets or the notes thereto or (ii) was not incurred in the Ordinary Course of Business since the Balance Sheet Date, except for any indebtedness, obligation or liability arising after the date of the Enron Purchase Agreement which is permitted pursuant to Section 6.2.

(b) Except as disclosed or reflected in the Northern Border SEC Reports, or as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Transfer Group Material Adverse Effect, the Northern Border Companies have no indebtedness, obligation or liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required, based on information known to Seller or any of the Northern Border Companies as of the date of the Enron Purchase Agreement, to be reflected in, reserved against or otherwise described on the consolidated balance sheet of Northern Border and its subsidiaries included in the most recent Northern Border SEC Reports or in the notes thereto in accordance with GAAP, which (i) is not shown on a balance sheet of the Northern Border Companies or the notes thereto or (ii) was not incurred in the ordinary course of business since the Balance Sheet Date.

(c) NBP Services does not have any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) except for (i) liabilities incurred at any time in the Ordinary Course of Business, (ii) liabilities that do not exceed $1,000,000 in the aggregate or (iii) as set forth in Schedule 4.7(c).

4.8 Absence of Certain Developments.

(a) Except as expressly contemplated by this Agreement or the Contribution Agreement and the schedules thereto (including the agreements entered into, and actions taken, in connection with the Contribution Agreement) or as set forth on Schedule 4.8(a), since the Balance Sheet Date, (i) the business of the Transfer Group Companies has been conducted in the Ordinary Course of Business in all material respects or, from and after the date of the Enron Purchase Agreement, otherwise in accordance with Section 6.2, (ii) no event has occurred that would reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect or a Seller Material Adverse Effect or (iii) through the date of the Enron Purchase Agreement, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Transfer Group Company’s capital stock to a Person who is not a Transfer Group Company.

(b) Except as expressly contemplated by this Agreement, set forth on Schedule 4.8(b) or disclosed or reflected in the Northern Border SEC Reports, since the

Balance Sheet Date, the business of the Northern Border Companies has been conducted in the ordinary course of business and, to Seller’s Knowledge, no event has occurred that would reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

4.9 Title to Properties.

(a) Except as set forth on Schedule 4.9(a), each of the Transfer Group Companies has good and valid title to or holds a valid leasehold, license or other interest in, or right-of-way easement through (collectively, the “Rights of Way”), all real property used by it in the Ordinary Course of Business, with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect, in each case free and clear of all Liens, except for (i) Liens set forth on Schedule 4.9(a) and (ii) Permitted Exceptions.

(b) With respect to each material parcel of real property that is leased by a Transfer Group Company as tenant (the “Leased Real Property”), to the Knowledge of Seller, (i) none of the Transfer Group Companies has received any notice of default under any lease pertaining to any of the Leased Real Property in the twelve (12) month period prior to the date of the Enron Purchase Agreement and (ii) there are no uncured defaults under any lease without regard to when notice may have been given that would give the counterparty the right to terminate such lease, in each case with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

(c) Each of the Transfer Group Companies has good and marketable title to all personal property reflected in the Financial Statements or acquired after the Balance Sheet Date, but not including any personal property disposed of in the Ordinary Course of Business since the Balance Sheet Date, and with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect, in each case free and clear of all Liens, except for (i) Liens set forth on Schedule 4.9(c) and (ii) Permitted Exceptions.

4.10 Intangible Property. Except as set forth on Schedule 4.10, none of the Transfer Group Companies has any interest in any material patents, patent licenses, trade names, trademarks, service marks or copyrights. Except as set forth on Schedule 4.10, to Seller’s Knowledge, the use of any intellectual property set forth on Schedule 4.10 by the Transfer Group Companies does not conflict with the asserted rights of others, with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

4.11 Material Contracts.

(a) Set forth on Schedule 4.11(a) is a list of the following Contracts to which a Transfer Group Company is a party or by which any Transfer Group Company is bound as of the date of the Enron Purchase Agreement (collectively, the “Material Contracts”):

(i) any Contract relating to indebtedness for borrowed money, letter of credit or guarantee of the indebtedness for borrowed money of Persons other than the Transfer Group Companies (excluding renewals and extensions of credit) that Seller reasonably anticipates will, in accordance with its terms, involve aggregate payments by a Transfer Group Company of more than $2,000,000 within its remaining term;

(ii) any lease under which any Transfer Group Company is the lessor or lessee of real or personal property, which lease (A) cannot be terminated by such Transfer Group Company without payment penalty upon not more than one hundred and eighty (180) days’ notice and (B) involves an annual base rental in excess of $2,000,000;

(iii) any Contract that expressly limits in any material respect the ability of a Transfer Group Company to (A) engage in any of its existing lines of business or to conduct any such business in any particular geographic area or (B) compete with any other Person in any such business;

(iv) any employment or consulting Contract for employees, officers, directors or consultants of a Transfer Group Company whose guaranteed annual compensation thereunder is in excess of $200,000 annually for either of the calendar years 2003 or 2004 and that cannot be terminated on thirty (30) days’ notice without penalty or other future obligation;

(v) any Contract for the pending purchase by or sale of real or personal property of a Transfer Group Company (other than ordinary course sales of natural gas, natural gas liquids or other items of inventory) for an amount in excess of $2,000,000;

(vi) any Contract relating to gas purchase, gas sale, gas processing, gas storage, natural gas liquids sale or gathering that Seller reasonably anticipates will, in accordance with its terms, require payments by a Transfer Group Company in excess of $5,000,000 within the twelve (12) month period ending December 31, 2004;

(vii) any firm transportation Contract that requires, in accordance with its terms, payments to a Transfer Group Company in excess of $5,000,000 within the twelve (12) month period ending December 31, 2004, and any interruptible transportation Contract that Seller reasonably anticipates will, in accordance with its terms, involve payments to a Transfer Group Company in excess of $5,000,000 within the twelve (12) month period ending December 31, 2004 (collectively, the “Transportation Contracts”);

(viii) any Contract requiring a capital expenditure or a commitment for a capital expenditure by a Transfer Group Company not contemplated by the capital forecast information previously provided to Purchaser and in excess of $2,000,000;

(ix) any Contract not in the Ordinary Course of Business and requiring expenditures by a Transfer Group Company in excess of $2,000,000 annually;

(x) any hedging Contract, forward sale Contract and derivative Contract in excess of a notional amount of $2,000,000 and a term longer than one (1) year;

(xi) any partnership or joint venture Contract between a Transfer Group Company and any other Person (other than a Transfer Group Company) containing a commitment to fund, loan or pay amounts in excess of $2,000,000; and

(xii) any Contract for the purchase or sale of any assets of any of the Transfer Group Companies for consideration in excess of $2,000,000.

(b) Set forth on Schedule 4.11(b) is a list of each Contract that a Transfer Group Company has with any Enron Seller or any Affiliate of any Enron Seller (other than a Transfer Group Company), as of the date of the Enron Purchase Agreement (collectively, the “Affiliate Contracts”).

(c) Except as set forth on Schedule 4.11(c), all of the Material Contracts are in full force and effect and are the legal, valid and binding obligations of the Transfer Group Company party thereto, and, to the Knowledge of Seller, each of the other parties thereto, except (i) to the extent that such enforceability may be limited by bankruptcy, insolvency reorganization, moratorium or other similar laws relating to creditors’ rights generally, subject to general principles of equity, (ii) to the extent such Contract has expired by its terms and (iii) for such exceptions that would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect. In addition, (x) none of the Transfer Group Companies is in default under any Material Contract, which default has not been waived, and (y) to the Knowledge of Seller, no other party to any Material Contract is in default under any Material Contract, except, in the case of (x) and (y), for any default that would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

4.12 Firm and Interruptible Transportation Contracts. Except as set forth on Schedule 4.12, (a) none of the Transfer Group Companies has received notice that it is subject to any pending dispute with any of the counterparties under any Transportation Contract (the “Principal Shippers”), (b) no Principal Shipper has notified any of the Transfer Group Companies in writing of any adverse modification or change in such Transportation Contract and (c) none of the Transfer Group Companies has received formal written notice from any Principal Shipper expressing its intention to terminate any Transportation Contract except for those exceptions to (a), (b) and (c) that would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

4.13 Employee Benefits.

(a) Schedule 4.13(a) sets forth a list of all material “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or maintained by any Transfer Group Company or to which any Transfer Group Company contributes or is obligated to contribute thereunder with respect to current or former officers, directors or employees of the Transfer Group Companies or with respect to which any Transfer Group Company may have material liability (the “Employee Benefit Plans”).

(b) Except as already listed on Schedule 4.13(a), Schedule 4.13(b) sets forth a list of all material bonus plans, employment, change in control, consulting or other compensation agreements, incentive, equity or equity-based compensation, deferred compensation arrangements, stock purchase, fringe benefit, severance pay, sabbatical or paid time off, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life, dental, vision, accidental death and dismemberment or other insurance benefits, scholarship programs or any other employee benefit plan, program or arrangement sponsored or maintained by any Transfer Group Company or to which any Transfer Group Company contributes or is required to contribute thereunder with respect to current or former officers, directors or employees of the Transfer Group Companies or with respect to which any Transfer Group Company may have material liability (together with the Employee Benefit Plans, the “Benefit Arrangements”).

(c) True and correct copies of the following documents, to the extent applicable and in Seller’s possession, with respect to each of the Benefit Arrangements, have been made available or delivered to Purchaser: (i) any plans and related trust documents, and all amendments thereto and, with respect to any Benefit Arrangements sponsored or maintained by the Transfer Group Companies, all material contracts or material agreements related to such plans, (ii) the Forms 5500 for the most recent three (3) years and schedules thereto, (iii) financial statements and actuarial valuations for the current year, to the extent available, and for the most recent three (3) years, (iv) the most recent IRS determination letter, (v) the most recent summary plan descriptions and material modifications and (vi) written descriptions of all non-written Benefit Arrangements.

(d) Except as set forth on Schedule 4.13(d), each of the Benefit Arrangements has been maintained in accordance with its terms and all provisions of Applicable Law, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Transfer Group Material Adverse Effect.

(e) Except as set forth on Schedule 4.13(e), no Benefit Arrangement (i) is a “multiemployer plan” as defined in Section 3(37) of ERISA, or (ii) is a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA. During the six (6) years immediately prior to the Closing, no Transfer Group Company has incurred or experienced an event that has given rise, or could reasonably be expected to give rise, to a withdrawal liability under Section 4201, 4063 or 4064 of ERISA or any actual or contingent liability under Section 4201 of ERISA except for any such liability that does not have and would not reasonably be expected to have a Seller Material Adverse Effect or a Transfer Group Material Adverse Effect.

(f) No Benefit Arrangement is a foreign plan governed by the laws of a foreign jurisdiction.

(g) Except as set forth on Schedule 4.13(g), the consummation of the transactions contemplated by this Agreement (either alone or together with another event) will not entitle any Person to any material benefit under any Benefit Arrangement or materially accelerate vesting, payment or materially increase the amount of compensation due to any Person.

(h) Except as set forth on Schedule 4.13(h), no Transfer Group Company has any obligation with respect to the Enron Corp. Cash Balance Plan (the “Cash Balance Plan”) to directly or indirectly indemnify any individual fiduciary with respect to such plan in his or her capacity as a fiduciary of the plan.

(i) With respect to each Benefit Arrangement which is sponsored by a Transfer Group Company or any such plan or arrangement or portion thereof which after the Closing Date will be sponsored or maintained by a Transfer Group Company, there are no material claims pending (other than routine claims for benefits), no prohibited transaction involving the assets of any such plan or arrangement and all contributions required to have been made have been made or properly accrued.

(j) As of June 24, 2004, the Cash Balance Plan has not received an unfavorable ruling on a determination letter request from the IRS.

4.14 Taxes.

(a) Except as set forth on Schedule 4.14(a), all income and franchise Tax Returns and all other material Tax Returns required to be filed by, or with respect to, the Transfer Group Companies (i) have been filed and (ii) all Taxes that were shown to be due on such Tax Returns have been paid, except where the failure to file such Tax Returns or to pay such Taxes would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

(b) Except as set forth on Schedule 4.14(b), (i) there are no outstanding agreements extending or waiving the statutory period of limitation applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Transfer Group Companies for any taxable period that would reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect, and (ii) no power of attorney is currently in force with respect to any matter relating to Taxes of any of the Transfer Group Companies. The period for assessment for federal income Taxes of the Enron Sellers and the Transfer Group Companies is closed for Tax periods beginning before January 1, 1996.

(c) Except as set forth on Schedule 4.14(c), none of the Transfer Group Companies has been a member of a group which files a consolidated federal income tax return other than a group in which Enron is the parent.

(d) Seller is not a foreign person within the meaning of Section 1445 of the Code.

(e) Except as set forth on Schedule 4.14(e), none of the Transfer Group Companies has any liability for the Taxes of any Person as defined in Section 7701 (a)(1) of the Code (other than another Transfer Group Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, in each case where such liability for Taxes would reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

4.15 Labor.

(a) None of the Transfer Group Companies is a party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements that pertain to employees of the Transfer Group Companies.

(b) There are no pending strikes, work stoppages, slowdowns, lockouts or arbitrations against any Transfer Group Company that would reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect. There are no pending unfair labor practice charges, grievances or complaints filed with any Governmental Authority based on the employment or termination by any Transfer Group Company of any individual that would reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

4.16 Litigation. Except as set forth on Schedule 4.16, there are no Actions or Orders pending or, to Seller’s Knowledge, overtly threatened against Seller or any Transfer Group Company that seek to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or that would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Transfer Group Material Adverse Effect.

4.17 Compliance with Laws; Permits.

(a) Except with respect to Environmental Laws (which are addressed in Section 4.18) and Employee Benefits (which are addressed in Section 4.13(e)), and except as set forth on Schedule 4.17(a), each of the Transfer Group Companies is in compliance with all Applicable Laws, except for such non-compliances as would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect. Each of the Transfer Group Companies has all Permits from any Governmental Authority that are required to operate its respective business, except for those the absence of which would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Transfer Group Material Adverse Effect.

(b) Except as disclosed in the Northern Border SEC Reports, the Northern Border Companies (i) are in compliance with all Applicable Laws, except for such non-compliances as would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect and (ii) have all Permits from any Governmental Authority that are required to operate their respective businesses, except for those the absence of which would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

4.18 Environmental Matters. Except as set forth on Schedule 4.18 and except for facts, circumstances or conditions that would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect:

(a) The operations of the Transfer Group Companies are in compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under all applicable Environmental Laws;

(b) None of the Transfer Group Companies is the subject of any outstanding Order with any Governmental Authority under any Environmental Laws;

(c) There are no investigations of the business, operations, or currently or previously owned, operated or leased property of the Transfer Group Companies pending or, to the Knowledge of Seller, threatened, that could reasonably be expected to result in the Transfer Group Companies incurring any liability pursuant to any Environmental Law; and

(d) None of the Transfer Group Companies is subject to any pending, or, to the Knowledge of Seller, threatened Action, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law.

4.19 Insurance. Set forth on Schedule 4.19 is a list of all material policies of insurance by which the Transfer Group Companies’ assets or business activities are covered as of the date of the Enron Purchase Agreement. Except as set forth on Schedule 4.19, to the Knowledge of Seller, all such policies are in full force and effect and there are no claims pending as of the date of the Enron Purchase Agreement under any of such policies where underwriters have reserved their rights or disclaimed coverage under such policies with such exceptions in each case that would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect. To Seller’s Knowledge, such insurance is maintained with amounts and deductibles and/or self-insured retentions as are customarily maintained by entities engaged in business of the same type and size as such Transfer Group Company with such exceptions that, in the event of a loss, would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

4.20 Financial Advisors. Except as set forth on Schedule 4.20, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or its Affiliates in connection with the transactions contemplated by this Agreement. Neither Purchaser nor any Transfer Group Company or Northern Border Company is or will become obligated to pay any fee or commission or like payment to any broker, finder or financial advisor as a result of the consummation of the transactions contemplated by this Agreement based upon any arrangement made by or on behalf of Seller or any of its Affiliates.

4.21 No Knowledge of Breach. To the actual knowledge of Seller without inquiry, the Enron Sellers have not breached any of their representations and warranties or covenants set forth in the Enron Purchase Agreement.

4.22 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV OF THIS AGREEMENT, SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE EQUITY INTEREST, OR THE BUSINESS, ASSETS OR LIABILITIES OF THE TRANSFER GROUP COMPANIES OR THE NORTHERN BORDER COMPANIES. PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND PURCHASER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND PURCHASER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST SELLER AND ITS REPRESENTATIVES IN CONNECTION WITH THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO PURCHASER AND ITS REPRESENTATIVES BY OR ON BEHALF OF SELLER. WITHOUT LIMITING THE FOREGOING, SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY TO PURCHASER

WITH RESPECT TO (A) THE INFORMATION SET FORTH IN THE NORTHERN PLAINS NATURAL GAS COMPANY CONFIDENTIAL INFORMATION MEMORANDUM DATED AS OF JULY 2002 OR (B) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, ASSETS OR LIABILITIES OF ANY OF THE TRANSFER GROUP COMPANIES OR THE NORTHERN BORDER COMPANIES. WITH RESPECT TO ANY PROJECTION OR FORECAST DELIVERED ON BEHALF OF SELLER TO PURCHASER OR ITS REPRESENTATIVES, PURCHASER ACKNOWLEDGES THAT (W) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (X) IT IS FAMILIAR WITH SUCH UNCERTAINTIES, (Y) IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED TO IT AND (Z) IT SHALL HAVE NO CLAIM AGAINST SELLER OR ITS AFFILIATES WITH RESPECT THERETO. NOTWITHSTANDING ANY PROVISION HEREOF TO THE CONTRARY, TO THE EXTENT THAT THE CONVERSION TRANSACTIONS (AS DEFINED IN THE ENRON PURCHASE AGREEMENT) CAUSE SELLER TO BREACH ANY REPRESENTATION, WARRANTY, COVENANT OR OTHER AGREEMENT OF SELLER CONTAINED IN THIS AGREEMENT, SUCH BREACH SHALL BE GIVEN NO EFFECT, AND PURCHASER SHALL HAVE NO RIGHT TO (I) TERMINATE THIS AGREEMENT DUE TO SUCH BREACH BY SELLER OR THE FAILURE OF SELLER TO MEET ANY OF THE CONDITIONS SET FORTH IN SECTIONS 7.1 OR 7.2 BY THE OUTSIDE DATE AS A RESULT OF THE CONVERSION TRANSACTIONS (AS DEFINED IN THE ENRON PURCHASE AGREEMENT) (FOR THE AVOIDANCE OF DOUBT, SUCH BREACH SHALL IN NO WAY RELIEVE PURCHASER OF ITS OBLIGATIONS TO CLOSE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT), OR (II) TO SEEK INDEMNIFICATION FROM SELLER FOR SUCH BREACH.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.

5.2 Authorization of Agreement. Purchaser has the requisite power and authority to execute this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party. The execution and delivery of this Agreement and the Transaction Documents to which Purchaser is a party by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement and the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of Purchaser. This Agreement and the Transaction

Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and, assuming due execution and delivery by Seller, constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

5.3 No Violation; Consents.

(a) Except as set forth on Schedule 5.3(a), the execution and delivery by Purchaser of this Agreement and the Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate any provision of the bylaws, certificate of incorporation or other similar organizational documents of Purchaser, (ii) conflict with, require the consent of a third party under, violate, result in the breach of, constitute a default under, or give rise to any right of acceleration, cancellation or termination of any material right or obligation of Purchaser under any material agreement or other instrument to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound, (iii) violate any Order of any Governmental Authority to which Purchaser is bound or subject or (iv) violate any Applicable Law, other than, in the case of clauses (ii) through (iv), any conflict, violation, breach, default, requirement for consents, rights of acceleration, cancellation, termination or Lien that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Except as set forth on Schedule 5.3(b) and except for (i) filings as may be required under the HSR Act and (ii) such filings with, and orders of, the FCC as may be required under the Communications Act, no Order or Permit issued by, or declaration or filing with, or notification to, or waiver from or consent from, any Governmental Authority is required on the part of Purchaser in connection with the execution and delivery of this Agreement, or the compliance or performance by Purchaser with any of the provisions contained in this Agreement or the consummation of the transactions contemplated hereby, except for any such requirements, the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.4 Litigation. There is no Action or Order pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates or Subsidiaries that seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated hereby or which would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.5 Investment Intention. Purchaser is acquiring the Equity Interest for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(a)(11) of the Securities Act) thereof Purchaser understands that the Equity Interest has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6 Financial Capability. Purchaser has, and will have at all times on and prior to the Closing Date, sufficient cash and cash equivalents and/or credit facilities in immediately available funds (and has provided Seller with evidence thereof) to purchase the Equity Interest at the Purchase Price and to consummate the transactions contemplated by this Agreement, including, without limitation, payments of fees and expenses contemplated hereunder.

5.7 Financial Advisors. Except as set forth on Schedule 5.7, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

COVENANTS

6.1 Access to Information. Prior to Closing, pursuant to the Enron Purchase Agreement, Seller shall request, and use commercially reasonable efforts to have such request honored, that the Transfer Group Companies permit Purchaser and its Representatives (including its legal advisors and accountants) to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books, records and personnel of the Transfer Group Companies; provided, that in no event shall Seller or any Transfer Group Company be obligated to provide (i) access or information in violation of Applicable Law, (ii) bids, letters of intent, expressions of interest or other proposals received from others in connection with the transactions contemplated by this Agreement and information and analysis relating to such communications or (iii) any information, the disclosure of which would jeopardize any privilege available to Seller, any of the Transfer Group Companies or any of their respective Affiliates relating to such information or would cause Seller, any of the Transfer Group Companies or any of their respective Affiliates to breach a confidentiality obligation to which it is bound. If Purchaser cannot obtain such access, Seller shall obtain and deliver to the Purchaser such documents and information as Purchaser may reasonably request, to the extent that Seller has access to such documents and information under the Enron Purchase Agreement. In connection with such access, Purchaser’s Representatives shall cooperate with Seller and the Transfer Group Companies’ Representatives and shall use their commercially reasonable efforts to minimize any disruption of the business of Seller and the Transfer Group Companies. Purchaser agrees to abide by the terms of the Confidentiality Agreement and any safety rules or rules of conduct reasonably imposed by the relevant Seller or Transfer Group Company with respect to such access and any information furnished to them or their Representatives pursuant to this Section 6.1. Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties and the Transfer Group Companies from and against any and all Losses asserted against or suffered by them relating to, resulting from, or arising out of, examinations or inspections made by Purchaser or its Representatives pursuant to this Section 6.1. If Seller becomes aware prior to Closing of any breach by any of the Enron

Sellers of any of their representations and warranties or covenants set forth in the Enron Purchase Agreement, Seller shall notify Purchaser in writing within five (5) Business Days after becoming actually aware of such breach. Seller shall promptly forward to Purchaser any documents and other information provided to Seller under the Enron Purchase Agreement relating to the transactions contemplated hereunder.

6.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly contemplated by this Agreement and the schedules attached hereto or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to and through the Closing Date, pursuant to the Enron Purchase Agreement, Seller shall request, and use commercially reasonable efforts to have such request honored, that the Transfer Group Companies (A) conduct their respective businesses in all material respects in the Ordinary Course of Business, and (B) preserve in all material respects the present business operations, organization and goodwill of the Transfer Group Companies. For the avoidance of doubt, the foregoing shall not require Seller or any of the Transfer Group Companies to make any payments, incur any costs or enter into or amend any contractual arrangements, agreements or understandings, unless such payment, incurrence or other action is required by Applicable Law, by contractual obligation with such third parties or to operate in the Ordinary Course of Business.

(b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), pursuant to the Enron Purchase Agreement, Seller shall request, and shall use commercially reasonable efforts to have such request honored, that none of the Transfer Group Companies shall:

(i) except as set forth on Schedule 6.2(b)(i) or as contemplated by the Contribution Agreement or in the schedules thereto, declare, set aside, make or pay any non-cash dividend or other non-cash distribution in respect of the capital stock of any Transfer Group Company or repurchase, redeem or otherwise acquire for non-cash consideration any outstanding shares of the capital stock or other securities of, or other ownership interests in, any Transfer Group Company;

(ii) except as set forth on Schedule 6.2(b)(ii), transfer, issue, sell or dispose of any shares of capital stock or other securities of any of the Transfer Group Companies or the 500,000 common units of Northern Border beneficially owned by Northern Plains as of the date of this Agreement or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Transfer Group Companies or the 500,000 common units of Northern Border beneficially owned by Northern Plains as of the date of this Agreement;

(iii) effect any recapitalization, reclassification, stock split, or like change in the capitalization of any Transfer Group Company;

(iv) except as set forth on Schedule 6.2(b)(iv), amend the certificate of incorporation, bylaws or other organizational documents of any of the Transfer Group Companies;

(v) except as provided under the severance and retention plans and other employment arrangements listed on Schedule 6.2(b)(v) and except as would not create or increase any liability of any Northern Plains Group Company beyond any amount reflected on the Balance Sheets, (A) materially increase the annual level of compensation of any employee of the Transfer Group Companies (other than increases in the Ordinary Course of Business and that in the aggregate will not result in a material increase in the benefits or compensation expense of the Transfer Group Companies taken as a whole), (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant of the Transfer Group Companies, other than in the Ordinary Course of Business, (C) materially increase the coverage or benefits available under any (or, except as permitted under clause (D) or as provided on Schedule 6.2(b)(v), create or adopt any new) Benefit Arrangement, Employee Benefit Plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Transfer Group Companies or otherwise materially modify or amend or terminate any such arrangement or plan or (D) other than in the Ordinary Course of Business, hire any person or enter into any employment, deferred compensation, severance, consulting, or similar agreement (or amend any such agreement) to which any Transfer Group Company is a party or involving a director, officer or employee of the Transfer Group Companies in his or her capacity as a director, officer or employee of the Transfer Group Companies, other than (1) with respect to any Person who fills a vacant position or (2) with respect to a technical consulting engagement; provided that any such agreement or amendment (x) has a term of one year or less, and in the case of (1), provides for no increase in compensation other than in the Ordinary Course of Business and, (y) in the case of (2), will not provide the technical consultant with more than $200,000 of base annual salary, or (z) in the case of hirings, agreements and amendments that do not meet the requirements of subclauses (x) or (y) will not, when aggregated with all other such hirings, agreements and amendments that do not meet the requirements of subclauses (x) or (y), require total payments of base annual salary in excess of $2,000,000 or payments to any individual in excess of $350,000.

(vi) except as set forth on Schedule 6.2(b)(vi) and except for (A) trade payables, (B) indebtedness under existing lines of credit, (C) any extension, renewal or refinancing of existing indebtedness, (D) indebtedness for borrowed money incurred or guarantees issued in the Ordinary Course of Business and (E) indebtedness in an amount sufficient to allow the Transfer Group Companies to make any required capital contributions in accordance with the terms of the Northern Border Partnership Agreement, borrow monies for any reason, draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other Person (other than another Transfer Group Company or any Northern Border Company);

(vii) subject any of the material properties or assets (whether tangible or intangible) of the Transfer Group Companies to any Lien, except for (A) Permitted Exceptions or (B) Liens arising in the Ordinary Course of Business or by operation of Law, or subject the Equity Interest to any Lien;

(viii) except as set forth on Schedule 6.2(b)(viii), (A) acquire any properties or assets other than in the Ordinary Course of Business, except for any such acquisitions of properties or assets with a fair market value of up to $5,000,000 in the aggregate or (B) sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Transfer Group Companies other than in the Ordinary Course of Business, except for any such dispositions of properties or assets with a fair market value of up to $5,000,000 in the aggregate;

(ix) until written notice is provided to Purchaser, enter into any labor or collective bargaining agreement of the Transfer Group Companies, through negotiation or otherwise, or make any material commitment or incur any material liability to any labor organization with respect to the Transfer Group Companies;

(x) except as set forth on Schedule 6.2(b)(x), repurchase, discharge or satisfy any claim, debt or obligation of any of the Transfer Group Companies in an amount in excess of $2,000,000 in the aggregate, other than (A) in the Ordinary Course of Business, (B) pursuant to the terms of any Contract as in effect on the date of this Agreement or permitted to be entered into hereafter or (C) in the pursuit, prosecution or resolution of any pending FERC proceedings;

(xi) permit any of the Transfer Group Companies to enter into, or agree to enter into, any merger or consolidation with, any corporation or other entity;

(xii) pursuant to or within the meaning of the Bankruptcy Code or any similar federal, state or foreign law for the relief of debtors, commence a voluntary case, consent to the entry of an Order for relief against any of them in an involuntary case, consent to the appointment of a receiver, trustee, assignee, liquidator or similar official of them or for all or substantially all of its property or assets, or make a general assignment for the benefit of its creditors;

(xiii) fail to maintain, in full force and effect, to the extent commercially reasonably available, insurance coverage that is equivalent in all material respects to the insurance coverage currently in effect for the Transfer Group Companies under the Insurance Policies or comparable insurance; provided, however, that Seller shall not be in breach of this Section 6.2(b)(xiii) if any current insurer refuses to renew or continue to extend insurance coverage to the Transfer Group Companies so long as Seller uses commercially reasonable efforts to obtain equivalent insurance coverage from another reputable insurer and nothing herein shall prevent Seller from replacing any existing insurance from a current insurer with substantially equivalent insurance from another reputable insurer;

(xiv) amend, modify or change the Principal Contribution Transaction Documents (other than with respect to the Sublease and Tax Sharing Agreement and amendments contemplated in the Enron Purchase Agreement, including as provided in Section 8.1(g) of the Enron Purchase Agreement);

(xv) except as set forth on Schedule 6.2(b)(xv) make any single loan, advance or capital contribution to, or investment in, any Person who is not a Transfer Group Company or Northern Border Company (or any entity in which a Northern Border Company has an ownership interest) in excess of $5,000,000 or a series of such loans, advances and capital contributions to, or investments in, any such Person in excess of $15,000,000 in the aggregate, except for loans, advances, capital contributions and investments (A) pursuant to and in accordance with the terms of any Material Contract, in each case existing as of the date of this Agreement, or (B) in the Ordinary Course of Business;

(xvi) except as set forth on Schedule 6.2(b)(xvi), make or commit to make any single capital expenditure in excess of $5,000,000 or commit to make a series of capital expenditures in excess of $15,000,000 in the aggregate (in each case, other than capital expenditures included in the capital forecast previously provided to Purchaser); or

(xvii) authorize, or commit or agree to take, any of the actions referred to in paragraphs (i) through (xvi) above.

6.3 Appropriate Action; Filings.

(a) Through the Closing Date, Seller and Purchaser will each cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use)

commercially reasonable efforts (i) to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary, proper or advisable on its part under this Agreement, Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain promptly from any Governmental Authority any Orders or Permits required to be obtained by Seller or Purchaser or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (iii) to promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and prompt consummation of the transactions contemplated hereby required under (A) the HSR Act, (B) the Communications Act and (C) any other Applicable Law, and (iv) to enforce the provisions of the Enron Purchase Agreement relating to the transactions contemplated hereunder in Seller’s reasonable discretion. For the avoidance of doubt, Seller shall not be obligated to pay any consideration or incur any additional costs to obtain any consents from third parties that may be necessary, proper or advisable to consummate the transactions contemplated by this Agreement. In addition, each party will provide prompt notification to the other party when any such Action, Order, Permit, filing, application, petition or notice referred to in the foregoing clause (iii) is obtained, taken or made, as applicable.

(b) As promptly as practicable, but in any event no later than eleven (11) days after the date hereof, Seller and Purchaser shall each file or cause to be filed with the Federal Trade Commission (“FTC”) and the Department of Justice (“DOJ”) any notifications and report forms, together with all required supplemental information, required to be filed under the HSR Act and the regulations promulgated thereunder with respect to the transactions contemplated by this Agreement, and request early termination of the waiting period with respect to the transactions contemplated by this Agreement. Seller and Purchaser shall consult with each other as to the appropriate time of filing such notifications and shall use commercially reasonable efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, to cooperate with each other in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing; provided, that neither Seller nor Purchaser shall be required to continue to pursue approval to the extent either agency or staff of either agency has indicated, in the good-faith belief of both Purchaser’s and Seller’s legal counsel, that it will invoke judicial process to enjoin consummation of the transactions contemplated by this Agreement prior to the expiration of the waiting period. Purchaser will promptly take all actions within its control and necessary to comply with any requests made, or conditions set, by the FTC and the DOJ to consummate the transactions contemplated by this Agreement, including the divestiture of assets of any Transfer Group Company or Northern Border Company; provided, however, that in no event shall Purchaser be required (i) to divest any asset or modify any arrangement with respect to any of the operations of the Transfer Group Companies (other than any of their equity interests in, or assets of, any or all of the

Northern Border Companies) if such divestiture or modification would have a Transfer Group Material Adverse Effect or (ii) to take or refrain from taking any action if such action or refraining would have a Transfer Group Material Adverse Effect. Notwithstanding the foregoing, in no event shall Purchaser be required to take any action to obtain the consent or approval of the FTC or the DOJ to the transactions contemplated hereby if the FTC or the DOJ imposes as a condition to obtaining any such consent or approval any limitations or conditions materially adverse to the business of Purchaser and its Subsidiaries, taken as a whole.

(c) As promptly as practicable, but in any event no later than two (2) Business Days after the date hereof, Seller and Purchaser shall each file or cause to be filed with the FCC any necessary transfer applications with respect to any FCC radio stations as required under the Communications Act of 1934 and the regulations promulgated thereunder with respect to the transactions contemplated by this Agreement. Seller and Purchaser shall consult with each other as to the appropriate time of filing such applications and shall use commercially reasonable efforts to make such filings at the agreed upon time. After the filing of such applications with the FCC, Seller and Purchaser shall continue to monitor the processing status of such applications, will respond promptly to any requests for additional information made by the FCC, and will file any necessary application amendments as soon as commercially practicable. Notwithstanding the foregoing, in no event shall Purchaser be required to take any action to obtain the consent or approval of the FCC to the transactions contemplated hereby if the FCC imposes as a condition to obtaining any such consent or approval any limitations or conditions materially adverse to the business of Purchaser and its Subsidiaries, taken as a whole.

6.4 Preservation of Records; Cooperation. Subject to Section 9.2(d) hereof (relating to the preservation of Tax records), pursuant to the Enron Purchase Agreement, Seller shall request, and shall use commercially reasonable efforts to have such request honored, that the Enron Sellers and their Affiliates shall cause the Transfer Group Companies to, and, after the Closing Date, Purchaser shall cause the Transfer Group Companies to, preserve and keep in their possession all records held by them on and after the date of this Agreement relating to the business of the Transfer Group Companies, until the earlier of (x) seven (7) years from the Closing Date or such longer period as may be required by Applicable Law and (y) the closing of the Enron Bankruptcy Cases, and shall make such records and then existing personnel available to the other party as may reasonably be required by such party in connection with, among other things, any insurance claims involving, legal proceedings involving, or governmental investigations of, Seller or Purchaser or any of their respective Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby; provided, however, that in no event shall Seller, Purchaser or any of their respective Affiliates be obligated to provide any information the disclosure of which would (i) jeopardize any privilege available to such party relating to such information or (ii) cause such party to breach a confidentiality obligation to which it is bound. After the expiration of any applicable retention period, before Purchaser shall dispose of any of such records, at least ninety (90) days prior notice to such effect shall be given by Purchaser to Seller (or a Person designated by Seller) and Seller shall have the opportunity (but not the obligation), at its sole cost and expense, to remove and retain all or any part of such records as it may in its sole discretion select.

6.5 Confidentiality.

(a) The parties acknowledge that Seller and Purchaser previously executed a confidentiality agreement dated August 27, 2004, (as may be amended and supplemented, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect until completion of the Closing, at which time the obligations of Seller and Purchaser thereunder with respect to the Evaluation Material (as defined in the Confidentiality Agreement) relating solely to the Transfer Group Companies shall terminate.

(b) The parties agree that the terms and conditions of the transactions contemplated by this Agreement and information provided to Purchaser and its Affiliates and Representatives and the Purchaser Related Parties in connection with the execution hereof shall be subject to the same standard of confidentiality as set forth in the Confidentiality Agreement.

6.6 Public Announcements. Prior to the Closing Date, neither Seller nor Purchaser, or any of their respective Affiliates or Representatives, shall (except as may otherwise be permitted under the terms of this Agreement) issue any press release or public statement concerning this Agreement or the transactions contemplated by this Agreement without obtaining the prior written approval of the other parties hereto, unless such disclosure is required by Applicable Law, or by obligations pursuant to any agreement with any national securities exchange; provided, that the party intending to make such release shall give the other parties prior notice and shall use its commercially reasonable efforts consistent with such Applicable Law, Order or obligation to consult with the other parties with respect to the text thereof.

6.7 Directors’ and Officers’ Indemnification. For a period of not less than six (6) years after the Closing Date, Purchaser shall cause the certificate of incorporation and bylaws or other organizational documents of each Transfer Group Company to continue to include the same provisions concerning the exculpation, indemnification, advancement of expenses to and holding harmless of, all past and present employees, officers, agents and directors of such Transfer Group Company for acts or omissions occurring at or prior to the Closing as are contained in such documents as of the date of execution of this Agreement, and Purchaser shall cause each Transfer Group Company to, jointly and severally honor all such provisions, including making any indemnification payments and expense advancements thereunder. In the event that any indemnifiable claim is asserted or made within such six (6) year period, all rights to indemnification and advancement of expenses in respect of such claim shall continue to the extent currently permitted under the relevant Transfer Group Company’s certificate of incorporation and bylaws or other organizational documents until such claim is disposed of or all Orders in connection with such claim are fully satisfied.

6.8 Further Assurances. Seller and Purchaser agree that from and after the Closing Date, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by any party hereto to carry out the purposes and intents of this Agreement.

6.9 Financing. Purchaser shall from time to time provide such information to Seller as Seller may reasonably request regarding Purchaser’s financial capability as set forth in Section 5.6. Purchaser agrees to notify Seller immediately if, at any time prior to the Closing Date, for any reason Purchaser no longer believes in good faith that the representation set forth in Section 5.6 is true and correct. Purchaser shall not, or permit any of its Subsidiaries or Affiliates to, without the prior written consent of Seller, take any action or enter into any transaction, without limitation, any merger, acquisition, joint venture, disposition, lease, contract, or debt or equity financing that would reasonably be expected to cause the representation in Section 5.6 to not be true and correct.

6.10 Payment of Pro Rata Distributions. Purchaser agrees that within one (1) Business Days after the Northern Plains Group Companies receive any quarterly distribution (the “Northern Border Distribution”) from Northern Border in respect of their general partner interests and common units paid after the Closing which relates to a quarter that ends prior to the Closing Date, it will cause all of the applicable Northern Plains Group Companies to pay to Seller the amount of such distribution; provided that to the extent that any Northern Border Distribution relates to a quarter that begins prior to but ends after the Closing Date, Purchaser shall cause the applicable Northern Plains Group Companies to pay to Seller for such quarter an amount equal to the product of (a) the aggregate amount of such Northern Border Distribution and (b) a fraction, the numerator of which is the number of days from the first day of the applicable quarter through the Closing Date and the denominator of which is ninety (90). Purchaser shall provide Seller with a reasonably detailed calculation of any pro rata Northern Border Distribution paid to Seller pursuant to this Section 6.10. Any dispute regarding such calculation shall be resolved by an independent accounting firm chosen in the manner provided in Schedule 2.1; provided, however, that in the event that an Accounting Referee has been appointed under the Enron Purchase Agreement to resolve a bona fide dispute thereunder, such Accounting Referee shall serve as the Accounting Referee hereunder. Amounts paid pursuant to this Section 6.10 shall be treated as an adjustment to the Purchase Price for Tax purposes. Each of Purchaser and its Affiliates shall (a) take all actions necessary (including voting its equity interest on behalf of the Northern Plains Group Companies) to effect, or cause to be effected, any distribution to which the Northern Plains Group Companies are entitled pursuant to the Northern Border Partnership Agreement and (b) not take or fail to take, or cause to be taken, any action that would impair the ability of the Northern Plains Group Companies to receive any distribution to which it is entitled pursuant to the terms of the Northern Border Partnership Agreement.

6.11 Guarantees. Enron and its Affiliates are guarantors with respect to certain indebtedness of the Transfer Group Companies, as set forth on Schedule 6.11 (collectively, the “Guaranteed Indebtedness”).

6.12 Severance Agreements, Plans and Policies.

(a) For a period of twelve (12) months after the Closing Date, Purchaser shall not, and shall cause the Transfer Group Companies not to terminate, revoke, suspend, amend, modify or otherwise change (or take any action that would cause any of the foregoing, or fail to take any action that would avoid the foregoing) any agreement, plan, program or policy described on Schedule 4.13(a) or Schedule 4.13(b) and relating to severance or termination obligations for employees of the Transfer Group Companies in any manner that would have an adverse impact on the employees of the Transfer Group Companies. Purchaser shall promptly reimburse Seller for any “Severance Payment Costs”, as defined in the following sentence. The term “Severance Payment Costs,” means the sum of the individual severance payments made to any of those thirty-eight (38) current employees of CrossCountry Energy Services, LLC who 1) are deemed to be primarily providing services to the Transfer Group Companies or the Northern Border Companies, as described in the following sentence, and 2) are entitled to benefits under the CrossCountry Energy Services, LLC Severance Pay Plan as a result of involuntary termination of employment within twelve (12) months after the Closing Date, calculated with respect to each such individual using his or her actual years of service and his or her actual base pay; provided, however, that in no event shall Purchaser be obligated for Severance Payment Costs for any employees who are offered employment by the Transfer Group Companies, and not entitled to severance benefits under the CrossCountry Energy Services, LLC Severance Pay Plan. Purchaser and Seller shall negotiate in good faith to determine which thirty-eight (38) employees shall be deemed to be primarily providing services to the Transfer Group Companies or the Northern Border Companies.

(b) With respect to the partition and distribution of assets and liabilities associated with the Enron Gas Pipelines Employee Benefit Trust (the “VEBA”) as disclosed on item 7 to Schedule 4.7(a), the amount of assets and liabilities to be transferred to, or assumed by, any Transfer Group Company shall be with respect to the current and former employees of the Transfer Group Companies and shall be calculated in a manner consistent with the motion of the debtors filed in the Enron Bankruptcy Cases dated July 22, 2003, as may be amended, seeking approval therefore and shall be effectuated in a manner consistent with the motion and any order of the Bankruptcy Court approving the relief requested therein.

(c) Following the date hereof, no Transfer Group Company or Northern Border Company will be required to contribute to or otherwise be liable for any contributions in connection with the Cash Balance Plan including but not limited to, any payments or contributions pursuant to any Order of the Bankruptcy Court, the Contribution Agreement, the Transition Services Agreement or any other agreement, including without limitation, the agreement set forth in Section 5.6(b) of the Contribution Agreement, between any of the Enron Sellers, on one hand, and the Transfer Group Companies, on the other hand, relating to the allocation of costs of providing employee benefits to the employees of the Transfer Group Companies. For the avoidance of doubt, the Purchase Price shall be deemed to include all contributions which otherwise would have been allocable to any Transfer Group Company and any Northern Border Company. Following receipt of the Purchase Price in accordance with the terms of this Agreement, the Transfer Group Companies and the Northern Border Companies shall be deemed to have fully satisfied the contribution obligations that they would have been required to contribute to the Cash Balance Plan, including, without limitation, any such obligation arising pursuant to any Order of the Bankruptcy Court or any agreement referenced in this Section 6.12(c).

6.13 Transition Services.

(a) Pursuant to the Transition Services Agreement and the Transition Services Supplemental Agreement, Enron has agreed to provide certain transition services to CrossCountry and CrossCountry has agreed to provide certain transition services to Enron. On and after the Closing Date, the parties will undertake commercially reasonable efforts to implement the following transition arrangements: (i) Purchaser will cause the Transfer Group Companies to provide certain transition services to Enron as required by the Transition Services Agreement and the Transition Services Supplemental Agreement on behalf of CrossCountry; (ii) Purchaser will provide, or cause the provision of, certain transition services to Seller; (iii) Seller will provide, or cause the provision of, certain transition services to the Transfer Group Companies and/or the Northern Border Companies; and (iv) Seller will request, and use commercially reasonable efforts to have such request honored, that Enron provide any and all transition services to be performed for the Transfer Group Companies and /or the Northern Border Companies as required by the Transition Services Agreement and the Transition Services Supplemental Agreement. Purchaser and Seller agree to cooperate in identifying the transition services contemplated in items (i) through (iv) above and in determining how such transition services will be provided. The parties will use commercially reasonable efforts to memorialize these understandings at Closing in agreements, reasonably acceptable to both parties, titled “Northern Border Transition Services Agreement” and “Northern Border Transition Services Supplemental Agreement”. Such agreements will follow the format of, and encompass the concepts (including term and price of services) and types of transition services found in, the Transition Services Agreement and the Transition Services Supplemental Agreement.

(b) If the parties do not enter into the Northern Border Transition Services Agreement or the Northern Border Transition Services Supplemental Agreement at Closing, then for a period ending six (6) months after the Closing Date (or upon the execution of such agreements, if earlier): (i) Purchaser will cause the Transfer Group Companies to provide transition services to Enron on substantially the same basis as provided prior to Closing; (ii) Purchaser will provide, or cause the provision of, transition services to Seller on substantially the same basis as provided prior to Closing; (iii) Seller will provide, or the cause the provision of, transition services to the Transfer Group Companies and/or the Northern Border Companies on substantially the same basis as provided prior to Closing; and (iv) Seller will request, and use commercially reasonable efforts to have such request honored, that Enron provide any and all transition services to be performed for the Transfer Group Companies and/or the Northern Border Companies on substantially the same basis as provided prior to Closing.

6.14 Purchaser Employee Benefit Plans. Without in any way being obligated or bound by this Agreement to do so, and without any intent to create any third-party beneficiaries to this Agreement, Purchaser may provide for a Transfer Group Company employee’s employment with such Transfer Group Company prior to the Closing Date to be deemed to be employment with the Purchaser or an Affiliate of the Purchaser for purposes of eligibility of benefits under any employee benefit plan of the Purchaser, to the extent the Purchaser determines, in its sole discretion, that such deemed employment is appropriate and consistent with the transactions contemplated by this Agreement and such employee benefit plan of Purchaser.

6.15 Financial Information.

(a) To the extent received from the Enron Sellers, Seller shall provide to Purchaser not later than forty (40) days following the end of each calendar quarter ending after the date hereof copies of the unaudited consolidated balance sheet of the Northern Plains Group Companies as at the end of such quarter and the related statements of income, stockholders’ equity and cash flows of the Northern Plains Group Companies for the three (3) month period then ended. Seller shall also provide to Purchaser any other financial information that Seller receives from the Enron Sellers under the Enron Purchase Agreement relating to the transactions contemplated hereunder.

(b) To the extent Purchaser reasonably requires audited or reviewed financial statements with respect to each of the Transfer Group Companies and the Northern Border Companies in order to comply with the reporting requirements of the Securities and Exchange Commission set forth in Regulations S-K and S-X, Seller will request that the Enron Sellers reasonably cooperate with Purchaser (at Purchaser’s cost), to deliver such financial statements including any reasonable request that the Enron Sellers: (i) request their independent auditors to prepare and deliver to Purchaser a comfort letter(s), customary in scope and substance for comfort letters delivered in similar circumstances and (ii) request such members of management of the Transfer

Group Companies and the Northern Border Companies that would customarily sign a management representation letter for the benefit of the independent auditors in producing such comfort letter(s) to make themselves available. The failure of any independent auditor to provide the documentation referred to in the preceding clause (i) and the failure of any members of management to make themselves available as provided in the preceding clause (ii) shall not constitute a default by Seller of its obligations hereunder.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Each Party. The respective obligations of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions:

(a) No Order issued by any court of competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any material proceeding initiated by any Governmental Authority of competent jurisdiction having valid enforcement authority seeking such an Order be pending, nor shall there be any action taken, or any Law or Order enacted, entered or enforced that has not been subsequently overturned or otherwise made inapplicable to this Agreement, that makes the consummation of the transactions contemplated by this Agreement illegal;

(b) Any waiting period (including any extension thereof) applicable to the purchase and sale of the Equity Interest to Purchaser under the HSR Act shall have terminated or expired and an Order of the FCC approving the transactions contemplated by this Agreement shall have been obtained;

(c) Seller shall have obtained the consents and releases set forth on Schedule 7.1(c); and

(d) the Enron Closing shall have occurred.

7.2 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser, in whole or in part, subject to Applicable Law):

(a) All of the representations and warranties of Seller contained herein shall be true and correct on and as of the Closing Date, except those representations and warranties of Seller that speak of a certain date, which representations and warranties shall have been true and correct as of such date; provided, however, that this condition shall be deemed to have been satisfied so long as any failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Transfer Group Material Adverse Effect or a Seller Material Adverse Effect;

(b) Seller shall have performed and complied with its obligations and covenants required by this Agreement (other than Section 8.1(d) hereof) to be performed or complied with by Seller on or prior to the Closing Date, in all material respects;

(c) None of the Transfer Group Companies or the Northern Border Companies shall have filed a petition for relief under the Bankruptcy Code or taken any other action specified in Section 6.2(b)(xii); and

(d) Purchaser shall have been furnished with the documents referred to in Section 8.1 (other than Section 8.1(d) hereof), including originally executed versions of this Agreement and the Transaction Documents executed by all parties thereto other than Purchaser.

7.3 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller, in whole or in part, subject to Applicable Law):

(a) All of the representations and warranties of Purchaser contained herein shall be true and correct on and as of the Closing Date, except those representations and warranties of Purchaser that speak of a certain date, which representations and warranties shall have been true and correct as of such date; provided, however, that this condition shall be deemed to have been satisfied so long as any failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Purchaser Material Adverse Effect;

(b) Purchaser shall have performed and complied with all obligations and covenants required by this Agreement (other than Section 8.2(d) hereof) to be performed or complied with by Purchaser on or prior to the Closing Date, in all material respects; and

(c) Seller shall have been furnished with the documents referred to in Section 8.2 (other than Section 8.2(d) hereof), including originally executed versions of this Agreement and the Transaction Documents executed by all parties thereto other than Seller.

ARTICLE VIII

DOCUMENTS TO BE DELIVERED

8.1 Documents to Be Delivered by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(a) stock certificates (or membership certificates (if available) in the event that the Conversion Transactions, as defined in the Enron Purchase Agreement, are consummated) representing the Equity Interest, duly endorsed in blank or accompanied by transfer powers and with all requisite transfer tax stamps attached and stock certificates or membership certificates (if available) representing ownership interests in the Transfer Group Companies;

(b) a certificate of an officer of Seller certifying that the closing conditions set forth in Section 7.2(a) (with respect to Seller’s representations and warranties) and Section 7.2(b) (with respect to Seller’s obligations and covenants) have been satisfied;

(c) originally executed versions of this Agreement and the Transaction Documents executed by all parties thereto other than Purchaser;

(d) in accordance with Section 6.13, the Northern Border Transition Services Agreement and the Northern Border Transition Services Supplemental Agreement executed by all parties thereto other than Purchaser; and

(e) a certified copy of the Approval Order, as defined in the Enron Purchase Agreement.

8.2 Documents to Be Delivered by Purchaser. At the Closing, Purchaser shall deliver to Seller the following:

(a) evidence-of the wire transfer[s] referred to in Section 2.3 hereof;

(b) a certificate of an officer of Purchaser certifying that the closing conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(c) originally executed versions of this Agreement and the Transaction Documents executed by all parties thereto other than Seller; and

(d) in accordance with Section 6.13, the Northern Border Transition Services Agreement and the Northern Border Transition Services Supplemental Agreement executed by all parties thereto other than Seller.

ARTICLE IX

TAX AND ERISA MATTERS

9.1 Tax Sharing Agreements. Prior to Closing, pursuant to the Enron Purchase Agreement, Seller shall request, and use commercially reasonable efforts to have such request honored, that any Tax sharing agreement between the Enron Sellers and any Transfer Group Company and all obligations or liabilities arising under any such agreements, shall be terminated immediately prior to the Closing and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

9.2 Preparation of Tax Returns; Payment of Taxes.

(a) (i) Where required by Applicable Law, Seller shall, pursuant to the Enron Purchase Agreement, request, and use commercially reasonable efforts to have each request honored, that the Transfer Group Companies be included in, and shall, pursuant to the Enron Purchase Agreement, request, and use commercially reasonable efforts to have such request honored, that the Enron Sellers file or cause to be filed, (A) the United States consolidated federal income Tax Returns of Enron for all taxable periods of the Transfer Group Companies ending on or prior to the Closing Date; and (B) where applicable, all other consolidated, combined or unitary Tax Returns of, or which include, one or more of the Transfer Group Companies for all taxable periods ending on or prior to the Closing Date. Seller shall, pursuant to the Enron Purchase Agreement, request, and use commercially reasonable efforts to have such request honored, that the Enron Sellers remit (or cause to be remitted) all Taxes shown due with respect to the Tax Returns referred to in clauses (A) and (B) of this Section 9.2(a)(i). Within 100 days after the Closing Date (or sooner if necessary to enable Seller to cause the timely filing of a Tax Return), Purchaser shall cause each of the Transfer Group Companies to prepare and provide to Seller a package of Tax information materials, including schedules and work papers (the “Tax Package”) required by Seller to enable Seller to cause to be prepared and filed all Tax Returns (which have not been filed on or before the Closing Date) required to be prepared and filed pursuant to this Section 9.2(a)(i).

(ii) Pursuant to the Enron Purchase Agreement, Seller shall request, and use commercially reasonable efforts to have such request honored, that the Enron Sellers prepare and file, or cause to be prepared and filed, all Tax Returns of or which include any of the Transfer Group Companies, other than Tax Returns described in Section 9.2(a)(i), that are required to be filed (after giving effect to any valid extension of time in which to make such filing) on or prior to the Closing Date. Pursuant to the Enron Purchase Agreement, Seller shall request, and use commercially reasonable efforts to have such request honored, that the Enron Sellers cause the Transfer Group Companies to pay all Taxes shown due on Tax Returns described in this Section 9.2(a)(ii). If Seller’s requests as described above in this Section 9.2(a)(ii) are not honored, then

Seller shall cause the Enron Sellers to take such action as Purchaser may reasonably request, to the extent that Seller has the right to cause the Enron Sellers to take such action under the Enron Purchase Agreement.

(iii) Purchaser shall prepare and file, or cause to be prepared and filed, on behalf of the Transfer Group Companies all other Tax Returns of, or which include, the Transfer Group Companies (other than those Tax Returns described in Section 9.2(a)(i) and Section 9.2(a)(ii) above). Purchaser, or the Transfer Group Companies, shall remit (or cause to be remitted) all Taxes shown due on Tax Returns referred to in this Section 9.2(a)(iii).

(b) (i) All Tax Returns described in clauses (i), (ii) and (iii) of Section 9.2(a) (including the Tax Package) for taxable periods ending on or before or which include the Closing Date shall be prepared in a manner consistent with past practice unless a past practice has been finally determined to be incorrect by the applicable Taxing Authority or a contrary treatment is required by applicable Tax Laws (or the judicial or administrative interpretations thereof).

(ii) Purchaser will provide Seller with copies of all Tax Returns described in clause (iii) of Section 9.2(a) at least thirty (30) Business Days prior to the filing date; provided, however, that Purchaser shall have no obligation to furnish any Tax Returns referred to in Section 9.2(a)(iii) for which neither Seller nor any of the Enron Sellers have liability for Taxes pursuant to clause (i) or (ii) of Section 9.10(a). Seller shall be provided an opportunity to review such returns and all supporting workpapers, schedules and information, and to propose changes, not later than five (5) Business Days prior to the filing date of such Tax Returns. The failure of Seller to propose any changes to any such Tax Returns prior to the expiration of such five (5) Business Day period shall be deemed to be an indication of their approval thereof

(iii) Seller and Purchaser shall attempt in good faith mutually to resolve any disagreements regarding Tax Returns described in Section 9.2(b)(ii) prior to the due date for filing thereof. Any disagreements regarding such Tax Returns which are not resolved prior to the filing thereof shall be promptly resolved pursuant to Section 9.5.

(c) Allocating Taxable Income:

(i) To the extent permitted by Applicable Law or administrative practice of any Taxing Authority, (A) the taxable year of the Transfer Group Companies shall close as of the close of business on the Closing Date and (B) any transactions (other than the transactions contemplated by this Agreement and the Enron Purchase Agreement) involving any of the Transfer Group Companies that are not in the Ordinary Course of Business occurring on the Closing Date but after the Closing shall be reported on Purchaser’s Tax Returns to the extent permitted by Applicable Law or on the post-Closing separate company returns of the applicable Transfer Group Company (if the applicable Transfer Group Company does not file a Tax Return with Purchaser), and shall be similarly reported on all other Tax Returns of Purchaser or its Affiliates to the extent permitted. Seller shall be responsible for all Taxes shown due on Tax Returns described in clause (A) of this Section 9.2(c) except to the extent such Tax is an Excluded Tax. Purchaser shall be responsible for all Taxes related to transactions required to be reported on Tax Returns described in clause (B) of this Section 9.2(c) and for all Excluded Taxes. Seller, Purchaser and the Transfer Group Companies shall not take any position inconsistent with the provisions contained in Section 9.2(c) on any Tax Return.

(ii) If Applicable Law does not permit the Transfer Group Companies to close their taxable years as of the close of business on the Closing Date, or where Taxes are assessed with respect to a taxable period which includes the Closing Date but does not end on that day (a “Straddle Period”), then Taxes, if any, attributable to the taxable period of the Transfer Group Companies beginning on or before and ending after the Closing Date shall be allocated (A) to Seller for the period up to and including the Closing Date, except to the extent any such Taxes are Excluded Taxes and (B) to Purchaser with respect to all other Taxes attributable to the Straddle Period. For purposes of allocating Taxes attributable to a Straddle Period of the Transfer Group Companies, (x) real, personal and intangible property Taxes and any other Taxes levied on a per diem basis (“Per Diem Taxes”) shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period prior to and including the Closing Date and the denominator of which is the total number of days in the Straddle Period, and (y) the Taxes of the Transfer Group Companies (other than Per Diem Taxes) for any taxable period ending on or prior to the Closing Date shall be computed as if such taxable period ended as of the close of business on the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any Straddle Period shall be made by means of a closing of the books and records of the Transfer Group Companies as of the close of business on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(d) Notwithstanding anything to the contrary herein, if Seller, on the one hand, or Purchaser, on the other hand, is responsible for all or a portion of the Taxes pursuant to Section 9.10 (after taking into account any applicable Tax Baskets) with respect to a Tax Return (the “Paying Party”) that the other party is responsible for filing (or causing to be filed) pursuant to Section 9.2(a) (the “Preparing Party”), the Paying Party shall pay or cause to be paid the amount of such Taxes for which the Paying Party is responsible to the Preparing Party no later than five (5) days prior to the filing of the underlying Tax Return. If a dispute arises (and is not resolved five (5) days prior to the filing of the Tax Return) between the Preparing Party and the Paying Party as to the Tax Return or the amount that the Paying Party owes to the Preparing Party, the Paying Party shall pay or cause to be paid to the Preparing Party the amount that the Paying Party believes is owing to the Preparing Party, and Seller and Purchaser shall resolve their dispute in accordance with Section 9.5. Within five (5) days following resolution of the dispute, the appropriate party shall pay or cause to be paid to the other party any amount determined to be due upon final resolution of the dispute.

(e) Purchaser agrees to furnish or cause to be furnished to Seller, and Seller agrees to use commercially reasonable efforts to furnish or cause to be furnished to Purchaser, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Transfer Group Companies as is reasonably necessary for the filing of any Tax Returns, for the preparation for any audit, and for the prosecution or defense in any Tax Proceeding relating to any adjustment or proposed adjustment with respect to Taxes. Purchaser shall retain in its possession or cause the Transfer Group Companies to retain in their possession, and shall provide Seller (and the Enron Sellers under the Enron Purchase Agreement) reasonable access to (including the right to make copies of), such supporting books and records and any other materials that Seller (or such Enron Sellers) may specify with respect to matters relating to Taxes for any taxable period ending on or prior to or which includes the Closing Date until the relevant statute of limitations has expired. After such time, Purchaser may dispose of such material; provided, that prior to such disposition Purchaser shall give Seller and the Enron Sellers a reasonable opportunity to take possession of such materials.

(f) Neither Purchaser nor any Affiliate or successor of Purchaser shall (or shall cause or permit any of the Transfer Group Companies to) amend, refile or otherwise modify any Tax Return relating in whole or in part to any Transfer Group Company with respect to any taxable year or period ending on or before the Closing Date, or which includes the Closing Date, without the prior written consent of Seller.

9.3 Certain Other Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, if any, shall be paid by Purchaser when due, and Purchaser shall file all necessary Tax Returns and other documentation with respect to any such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by Applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation and will cooperate with Purchaser to take such commercially reasonable actions as will minimize or reduce the amount of such Taxes.

9.4 Tax Audits.

(a) Seller and/or the Enron Sellers at the sole option of Seller, shall have the sole right (but not the obligation) to represent the interests of the Transfer Group Companies in any audit or administrative or court proceeding (a “Tax Proceeding”) relating to Taxes for taxable periods of the Transfer Group Companies which end on or before the Closing Date and to employ counsel of its choice at its expense, provided that Purchaser shall have the right to jointly represent the interests of the Transfer Group Companies with Seller (and/or the Enron Sellers) in any such Tax Proceeding to the extent that Seller’s indemnification obligations have terminated pursuant to Section 9.10(d). Purchaser agrees that it will cooperate fully, and shall cause the Transfer Group Companies to cooperate fully, with Seller (and/or the Enron Sellers under the Enron Purchase Agreement) and their counsel in the defense against or compromise of any claim in any said proceeding.

(b) Seller, and/or the Enron Sellers at the sole option of Seller, have the right, but not the obligation, to jointly represent the interests of the Transfer Group Companies with the Purchaser in any Tax Proceeding relating to Taxes for any Straddle Period of the Transfer Group Companies. Any disputes regarding the conduct or resolution of any such audit or proceeding shall be resolved pursuant to Section 9.5.

(c) Purchaser shall have the sole right to represent the interests of the Transfer Group Companies in all Tax Proceedings other than Tax Proceedings described in clauses (a), (b) and (d) of this Section 9.4.

(d) Notwithstanding anything to the contrary herein, Seller shall not be required to consult with Purchaser or seek Purchaser’s consent to settle any Tax Proceeding which relates to items reported on a Tax Return of the type described in Section 9.2(a)(i).

(e) If any Taxing Authority asserts a claim, makes an assessment or otherwise disputes or affects any Taxes for which Seller and/or the Enron Sellers are responsible hereunder, Purchaser shall, promptly upon receipt by Purchaser and/or the Transfer Group Companies of notice thereof, inform Seller thereof. The failure of Purchaser or the Transfer Group Companies to timely forward such notification in accordance with the immediately preceding sentence shall not relieve Seller of its obligation to pay such liability for Taxes except and to the extent that the failure to timely forward such notification actually prejudices the ability of Seller (or the Enron Sellers under the Enron Purchase Agreement) to contest such liability for Taxes or increases the amount of such Taxes.

9.5 Dispute Resolution. In the event that Seller or Purchaser dispute the application or interpretation of any provision of Sections 9.2, 9.4 and 9.9 hereof, or the amount or calculation of Taxes, if any, owed by such party thereunder, such party shall deliver to the other a statement setting forth, in reasonable detail, the nature of and/or the dollar amount of any disagreement so asserted. The parties shall attempt in good faith to resolve such dispute within twenty (20) days following the commencement of such dispute. If the parties are unable to resolve such dispute within such twenty (20) day period, the dispute shall be resolved by an Accounting Referee appointed in accordance with the procedures set forth in Schedule 2.1; provided, however, that in the event that an Accounting Referee has been appointed under the Enron Purchase Agreement to resolve a bona fide dispute thereunder, such Accounting Referee shall serve as the Accounting Referee hereunder. The Accounting Referee shall determine, only with respect to the specific disagreements submitted in writing by Seller and Purchaser, the manner in which such item or items in dispute should be resolved; provided, however, that the dollar amount of any such item or items shall be determined within the range of dollar amounts proposed by Seller, on the one hand, and Purchaser, on the other hand. The Accounting Referee shall be directed to make such determination promptly, but in no event later than thirty (30) days after acceptance of its appointment. Any finding by the Accounting Referee shall be a reasoned award stating the findings of fact and conclusions of law (if any) on which it is based, shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding the disputed items so presented. The fees and expenses of the Accounting Referee shall be shared by Seller and Purchaser (A) in proportion to each party’s respective liability for Taxes which are the subject of the dispute as determined by the Accounting Referee or (B) in equal proportions if the subject of the dispute involves Tax Returns for which no Taxes are due. The parties shall otherwise bear their own expenses incurred in any dispute resolution pursuant to this Section 9.5.

9.6 Refunds and Tax Benefits. Any refunds of Taxes (together with any interest with respect thereto) paid to or in respect of the Transfer Group Companies (including any amounts credited against income tax to which Purchaser, its Affiliates or any of the Transfer Group Companies becomes entitled) and that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller. Purchaser shall pay over to Seller any such refund or the amount of any such credit (in each case, together with any interest with respect thereto) within five (5) days after receipt or entitlement thereto. Any refunds or credits of Taxes (together with any interest with respect thereto) of the Transfer Group Companies for any Straddle Period shall be equitably apportioned between Seller and Purchaser. Purchaser shall, if Seller so requests and at Seller’s expense, prepare, execute and file any claims for refunds or credits, or cause the Transfer Group Companies to prepare, execute and file any claims for refunds or credits, to which Seller or the Enron Sellers is entitled under this Section 9.6. Purchaser shall permit Seller, and/or the Enron Sellers at the sole option of Seller, to control the prosecution of any such refund.

9.7 Certain Elections.

(a) After the Closing Date, at Seller’s request, Purchaser shall cause the Transfer Group Companies to make and/or join with Seller and/or the Enron Sellers in making any election after the Closing Date; provided, that the making of such election does not have an adverse impact on Purchaser (or any of the Transfer Group Companies) for any post-acquisition Tax period.

(b) To the extent permitted by Law, Purchaser shall not permit the Transfer Group Companies to carry back any loss, deduction or credit to any taxable period that ends on, prior to or which includes the Closing Date.

9.8 FIRPTA. Seller shall furnish to Purchaser on or before the Closing Date a certification of its non-foreign status consistent with the requirements set forth in Section 1445 of the Code and the Treasury Regulations.

9.9 Intentionally Omitted.

9.10 Tax Indemnification.

(a) Seller hereby agrees to indemnify and hold Purchaser Indemnified Parties harmless (without duplication) from and against any and all Covered Taxes that (x) are imposed upon or assessed against the Transfer Group Companies or the assets or the properties thereof and (y) are not barred from recovery under the applicable statute of limitations. For purposes of this Section 9.10(a), “Covered Taxes” shall mean (without duplication):

(i) Taxes of Seller or any Affiliate (other than a Transfer Group Company) with which Seller or such Affiliate files a consolidated, combined or similar Tax Return imposed upon any of the Transfer Group Companies by reason of any of the Transfer Group Companies being severally liable for any Taxes of any other Person pursuant to Section 1.1502-6(a) of the Treasury Regulations or any analogous provisions of state, local or foreign law;

(ii) Taxes for which a Transfer Group Company is liable with respect to all taxable periods ending on or prior to the Closing Date (including, without limitation, such Taxes imposed upon such Transfer Group Companies by reason of the Transfer Group Companies being severally liable for any Taxes of any other Person pursuant to Section 1.1502-6(a) of the Treasury Regulations or any analogous provisions of state, local or foreign law or arising under the principles of successor or transferee liability); and

(iii) Taxes of the Transfer Group Companies for the period allocated to Seller pursuant to Section 9.2(c).

provided, however, Covered Taxes shall not include (and, for avoidance of doubt, Seller shall not be liable for and shall not indemnify or hold harmless Purchaser Indemnified Parties from or against) any Excluded Taxes. Notwithstanding the foregoing, Seller shall not be required to indemnify the Purchaser Indemnified Parties pursuant to Section 9.10(a)(ii) or (iii) for Taxes described in Section 9.10(a)(ii) or (iii) for which any Northern Plains Group Company is liable until such Taxes exceed $1.8 million (the “NP

Tax Basket”), and then Seller shall only be required to indemnify Purchaser Indemnified Parties for any such Taxes in excess of the NP Tax Basket.

(b) Purchaser hereby agrees to indemnify and hold harmless Seller Indemnified Parties from and against (i) any and all Taxes of the Transfer Group Companies with respect to any taxable period of the Transfer Group Companies beginning after the Closing Date (including any portion of such Taxes allocable to Purchaser pursuant to Section 9.2(c)) and (ii) any and all Excluded Taxes.

(c) Without duplication, Seller shall indemnify and hold harmless Purchaser Indemnified Parties from and against any and all Losses (i) incurred in connection with the Taxes for which Seller is responsible to indemnify Purchaser Indemnified Parties pursuant to Section 9.10(a) or the enforcement of Section 9.10(a) and this Section 9.10(c) and/or (ii) incurred as a result of a breach by Seller of any covenant contained in this Article IX. Without duplication, Purchaser shall indemnify and hold harmless Seller Indemnified Parties from and against any and all Losses (i) incurred in connection with the Taxes for which Purchaser is responsible to indemnify Seller Indemnified Parties pursuant to Section 9.10(b) or the enforcement of Section 9.10(b) and this Section 9.10(c) and/or (ii) incurred as a result of a breach by Purchaser of any of the covenants contained in this Article IX.

(d) Notwithstanding anything contained herein to the contrary, Seller’s obligation to indemnify Purchaser Indemnified Parties for any Taxes and Losses pursuant to this Section 9.10 shall terminate upon the earlier of (i) the expiration of the applicable statute of limitations with respect to the underlying Tax and (ii) the closing of the Enron Bankruptcy Cases.

9.11 Employee Benefits Indemnification. Seller hereby agrees to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses that are imposed upon or assessed against a Transfer Group Company or the assets thereof (i) arising under Title IV of ERISA and relating to the Cash Balance Plan, the EFS Pension Plan, the San Juan Gas Pension Plan, the Garden State Paper Pension Plan, the Portland General Electric Company Pension Plan or any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA sponsored by the Enron Sellers or their ERISA Affiliates, (ii) due to “participating employer” or “participating company” status in the Enron Corp. Savings Plan, the Enron Corp. Employee Stock Ownership Plan, or the Cash Balance Plan or due to the participation of the Transfer Group Company employees or former employees in such plans (other than claims that, after the Closing Date, any Transfer Group Company failed to make normal and customary contributions required under the express terms of the foregoing plans, other than the Cash Balance Plan); or (iii) relating to any group health or insurance plans sponsored or maintained by the Enron Sellers or any of their ERISA Affiliates other than any Transfer Group Company with respect to any termination of any such plans arising under Section 4980B of the Code; provided, that such Losses are not barred from recovery from any of the Transfer Group Companies under the relevant statute of limitations; and provided, further, except with respect to the Cash Balance Plan (as provided in Section 6.12(c)), that the indemnity set forth in this Section 9.11 shall not affect the obligation of the Transfer Group Companies to make payments pursuant to any Order of the Bankruptcy Court, the Contribution Agreement, the Transition Services Agreement or any other agreement, including without limitation, the agreement set forth in Section 5.6(b) of the Contribution Agreement, between any of the Enron Sellers, on one hand, and the Transfer Group Companies, on the other hand, relating to the allocation of costs of providing employee benefits to the employees of the Transfer Group Companies.

9.12 Coordination of Provisions. In the case of any inconsistency between Articles IX and X, Article IX shall control with respect to Tax and employee benefits provided, that Sections 10.2(b), 10.2(c), 10.2(f), 10.2(g), 10.3(b), 10.3(c), 10.3(f), 10.4, 10.5 and 10.6 shall apply to Article IX; provided, further, that, with respect to any Tax matters, in the case of any conflict between Sections 9.4 or 9.5 on the one hand and Section 10.4 on the other hand, Sections 9.4 and 9.5 shall control.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations, Warranties, Covenants and Agreements.

Subject to the limitations and other provisions of this Agreement:

(a) The representations and warranties of Seller and Purchaser contained in this Agreement, and the covenants and agreements of Seller and Purchaser contained in this Agreement which by their terms are required to be performed on or before the Closing (the “Pre-Closing Covenants”), shall survive the Closing and shall remain in full force and effect until the later of (i) June 25, 2005 and (ii) the date that is 175 days after the Closing Date; provided, however, that the representations and warranties contained in Section 4.14 shall not survive the Closing (it being agreed that all indemnification for Tax matters shall be governed solely by Article IX, except to the extent otherwise provided in Section 9.12).

(b) Each covenant and agreement of Seller and Purchaser contained in this Agreement which by its terms requires performance after the Closing Date (a “Post-Closing Covenant”) shall survive the Closing and shall remain in full force and effect until such covenant or agreement is fully performed.

10.2 Seller Indemnification.

(a) Subject to the provisions of this Article X, and except as otherwise provided in Article IX, from and after the Closing Date, Seller agrees to indemnify the

Purchaser Indemnified Parties against and hold them harmless from any and all Losses actually suffered or incurred by them arising out of the following:

(i) the breach of any representation or warranty of Seller contained in this Agreement; provided, however, that in determining whether Seller is liable pursuant to this Section 10.2(a)(i) for any breach of any representation or warranty contained in Section 4.7 of this Agreement, the qualification of any such representation or warranty by reference to materiality, including any reference to the qualification “Seller Material Adverse Effect” or “Transfer Group Material Adverse Effect” shall be disregarded and the determination of whether any such representation or warranty has been breached shall be made without regard to any such qualification or whether such breach is material or constitutes a Seller Material Adverse Effect or Transfer Group Material Adverse Effect. Notwithstanding the foregoing, for the purposes of this Section 10.2(a)(i), no representation or warranty in Section 4.7 containing a qualification by reference to materiality, including any reference to “Seller Material Adverse Effect” or “Transfer Group Material Adverse Effect,” shall be considered to have been breached unless the Losses to the Purchaser Indemnified Parties resulting from such breach exceed $500,000 (the “Individual Basket Amount”) per individual breach (or series of related breaches arising out of the same event) of such representation or warranty; provided, that, once such Losses for such individual breach (or series of related breaches arising out of the same event) of such representation or warranty equal or exceed the Individual Basket Amount, subject to the other limitations in this Article X (including, without limitation, satisfaction of the Basket Amount set forth in Section 10.2(d)), Seller shall be liable to the Purchaser Indemnified Parties for the entire amount of such Losses in excess of the Basket Amount (for the avoidance of doubt, each individual breach, or series of related breaches arising out of the same event, of a representation or warranty shall be separately applied towards the Individual Basket Amount and such individual breaches, or series of related breaches arising out of the same event, shall not be aggregated with other breaches for purposes of determining whether the Individual Basket Amount has been reached);

(ii) the breach of any Pre-Closing Covenant by Seller; or

(iii) the breach of any Post-Closing Covenant by Seller;

(b) Seller shall not be required to indemnify any Purchaser Indemnified Party pursuant to this Section 10.2 or Sections 9.10 or 9.11 to the extent otherwise indemnifiable Losses or claims pursuant to this Section 10.2 or Sections 9.10 or 9.11 (i) resulted from fraud, gross negligence, bad faith or willful misconduct of Purchaser or (ii) have resulted in a reduction in the Purchase Price pursuant to the purchase price adjustment provisions in this Agreement.

(c) No claim may be asserted nor may any action be commenced against Seller pursuant to this Section 10.2(a) or Sections 9.10 or 9.11 for breach of any representation or warranty, Pre-Closing Covenant or Post-Closing Covenant or a claim pursuant to Sections 9.10 or 9.11, unless written notice of such claim or action (satisfying the requirements of Section 10.4) is received by Seller on or prior to the date on which the representation or warranty, Pre-Closing Covenant or Post-Closing Covenant on which such claim or action, or claim pursuant to Sections 9.10 or 9.11, is based ceases to survive as set forth in, as applicable, Sections 9.10, 9.11 or 10.1.

(d) No claim may be made against Seller for indemnification pursuant to Sections 10.2(a)(i) and 10.2(a)(ii) unless the aggregate amount of all Losses of the Purchaser Indemnified Parties upon which valid claims are based pursuant to such sections shall exceed an amount equal to $1,000,000 (the “Basket Amount”), and then Seller shall only be responsible for indemnification of Losses in excess of the Basket Amount.

(e) The amounts paid by Seller for indemnification of Losses under this Agreement pursuant to Sections 10.2(a)(i) and 10.2(a)(ii) shall be limited to, in the aggregate, an amount equal to $3,500,000 (the “Indemnification Cap”).

(f) No claim may be asserted nor may any action be commenced against Seller pursuant to this Section 10.2 or Sections 9.10 or 9.11 for breach of any representation or warranty, Pre-Closing Covenant or Post-Closing Covenant or claim pursuant to Sections 9.10 or 9.11 to the extent that (i) Purchaser had a reasonable opportunity, but failed, in good faith to mitigate the Loss including, but not limited to, the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity, or (ii) such Loss arises from or was caused by actions taken or failed to be taken by Purchaser or any of its Affiliates after the Closing.

(g) Notwithstanding anything to the contrary contained herein or in any Transaction Document, the amounts paid by Seller for indemnification under this Agreement and the Transaction Documents shall in no event exceed, in the aggregate, the Purchase Price.

10.3 Purchaser Indemnification.

(a) Subject to the provisions of this Article X, and except as otherwise provided in Article IX, Purchaser agrees from and after the Closing Date to indemnify the Seller Indemnified Parties against and hold them harmless from any and all Losses actually suffered or incurred by them arising out of:

(i) the breach of any representation or warranty of Purchaser contained in this Agreement;

(ii) the breach of any Pre-Closing Covenant by Purchaser; or

(iii) the breach of any Post-Closing Covenant by Purchaser.

(b) Purchaser shall not be required to indemnify any Seller Indemnified Party pursuant to this Section 10.3 or Section 9.10 to the extent any such Losses or claims pursuant to Section 9.10 resulted from fraud, gross negligence, bad faith or willful misconduct of Seller.

(c) No claim may be asserted nor may any action be commenced against Purchaser pursuant to clause (i) or (ii) of Section 10.3(a) or Section 9.10 for breach of any representation or warranty, Pre-Closing Covenant or Post-Closing Covenant or claim pursuant to Section 9.10, unless written notice of such claim or action (satisfying the requirements of Section 10.4) is received by Purchaser on or prior to the date on which the representation or warranty, Pre-Closing Covenant or Post-Closing Covenant on which such claim or action, or claims pursuant to Section 9.10, is based ceases to survive as set forth in, as applicable, Section 9.10 or 10.1.

(d) No claim may be made against Purchaser for indemnification pursuant to Sections 10.3(a)(i) and 10.3(a)(ii) (except with respect to indemnification for breaches of Section 6.1 unless the aggregate amount of all Losses of the Seller Indemnified Parties upon which valid claims are based pursuant to such sections shall exceed an amount equal to the Basket Amount, and then Purchaser shall only be responsible for indemnification of Losses in excess of the Basket Amount.

(e) The amounts paid by Purchaser for indemnification of Losses under this Agreement pursuant to Sections 10.3(a)(i) and l0.3(a)(ii) (except with respect to indemnification for breaches of Section 6.1) shall be limited to, in the aggregate, an amount equal to the Indemnification Cap.

(f) The amounts paid by Purchaser for indemnification of Losses under this Agreement and the Transaction Documents shall in no event exceed, in the aggregate, the Purchase Price.

10.4 Procedures.

(a) A Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be (for purposes of this Section 10.4, an “Indemnified Party”), shall give the indemnifying party under Sections 9.10, 9.11, 10.2 or 10.3, as applicable (for purposes of this Section 10.4, an “Indemnifying Party”), prompt written notice of any matter which it has in good faith determined has given rise to a right of indemnification under this Agreement (the “Indemnity Notice”), stating the amount of the Loss, if known, and method of computation thereof, if practicable, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided that the Indemnified Party’s failure to provide timely notice as provided herein shall not reduce the indemnification obligations of the Indemnifying Party except to the extent that the Indemnifying Party is materially harmed by such failure to provide notice. If an Indemnifying Party notifies an Indemnified Party within the Dispute Period that it disputes its liability with respect to the claim described in the Indemnity Notice, an Indemnifying Party and an Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved in accordance with the provisions of Section 12.3.

(b) An Indemnified Party shall also give prompt written notice of any pending claim or demand by a third party (the “Third Party Claim Notice”) to the Indemnifying Party that the Indemnified Party has in good faith determined will likely give rise to a right of indemnification under this Agreement (a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand. If an Indemnified Party fails to provide the Third Party Claim Notice with reasonable promptness after an Indemnified Party receives notice of such Third Party Claim, an Indemnifying Party shall still be obligated to indemnify an Indemnified Party with respect to such Third Party Claim, except to the extent that an Indemnifying Party’s ability to defend the relevant claim has been materially prejudiced by such failure of an Indemnified Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, it shall within the Dispute Period, or if there is a dispute, then within the Resolution Period, notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate in, at his or its own expense, but not control, the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 10.4 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, settle or compromise any Third Party Claim or permit a default judgment or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 9.10, 9.11, 10.2 and 10.3, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may, at its own expense, continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall, subject to the Indemnification Cap and other limits set forth in Sections 9.10, 9.11, 10.2 and 10.3, be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept or (B) the aggregate Losses of the Indemnified Party with respect to such Third Party Claim, subject, in each case, to the limitations set forth in Sections 9.10, 9.11, 10.2 and 10.3. If the Indemnifying Party makes any payment on any Third Party Claim or other claim hereunder, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim or other claim hereunder.

(c) After any final decision, judgment or award shall have been rendered in accordance with Section 12.3 and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim or other claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter.

10.5 Tax Treatment of Indemnity Payments. To the extent permitted by Applicable Law, Seller and Purchaser agree to treat any indemnity payment made pursuant to Article IX or this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income Tax purposes.

10.6 Remedies. From and after the Closing, the provisions of Article IX, this Article X and Sections 6.1, and 6.5 shall be the sole and exclusive remedy of each party hereto for any breach of the other party’s representations or warranties, covenants or agreements contained in this Agreement, including any breach of the other party’s Pre-Closing Covenants or Post-Closing Covenants.

ARTICLE XI

DEFINITIONS

11.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 11.1:

“Accounting Referee” shall have the meaning set forth on Schedule 2.1.

“Action” means any action, suit, arbitration, claim, inquiry, proceeding or investigation by or before any Governmental Authority of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Affiliate” (and, with a correlative meaning “affiliated”) means, with respect to any Person, any direct or indirect subsidiary of such Person, and any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).

“Affiliate Contracts” shall have the meaning set forth in Section 4.11(b).

“Agreement” shall have the meaning set forth in the recitals hereto.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person or its business, properties or assets.

“Balance Sheet Date” shall have the meaning set forth in Section 4.6(a).

“Balance Sheets” shall have the meaning set forth in Section 4.6(a).

“Bankruptcy Code” means title 11 of the United State Code, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Enron Bankruptcy Cases from time to time.

“Basket Amount” shall have the meaning set forth in Section 10.2(d).

“Benefit Arrangement” shall have the meaning set forth in Section 4.13(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Cash Balance Plan” shall have the meaning set forth in Section 4.13(h).

“Cash Deposit” shall have the meaning set forth in Section 2.2(a).

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.5(a).

“Contract” means any written contract, indenture, note, bond, loan, instrument, lease, commitment or other agreement.

“Contribution Agreement” means the Amended and Restated Contribution and Separation Agreement, dated as of March 31, 2004, among Enron, CrossCountry, CrossCountry Citrus Corp. and CrossCountry Energy Corp.

“Covered Taxes” shall have the meaning set forth in Section 9.10(a).

“CrossCountry” shall have the meaning set forth in the recitals.

“Deposit Amount” shall have the meaning set forth in Section 2.2(a).

“Deposit Escrow Agent” shall have the meaning set forth in Section 2.2(a).

“Deposit Escrow Agreement” shall have the meaning set forth in Section 2.2(a).

“Dispute Period” shall mean the period ending twenty (20) days following receipt by an Indemnifying Party of either a Third Party Claim Notice or an Indemnity Notice.

“Disputed Item” shall have the meaning set forth on Schedule 2.1.

“DOJ” shall have the meaning set forth in Section 6.3(b).

“Employee Benefit Plans” shall have the meaning set forth in Section 4.13(a).

“Enron” means Enron Corp., an Oregon corporation.

“Enron Bankruptcy Cases” means the chapter 11 cases commenced by Enron and certain of its direct and indirect subsidiaries on or after December 2, 2001 (including any case commenced after the date of the Enron Purchase Agreement), jointly administered under Case No. 01-16034-(AJG).

“Enron Purchase Agreement” shall have the meaning set forth in the recitals.

“Enron Sellers” shall have the meaning set forth in the recitals.

“Environmental Law” means all Applicable Laws in effect on the date of this Agreement relating to the environment, natural resources or the protection thereof, including but not limited to any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

“Equity Interest” shall have the meaning set forth in the recitals hereto.

“ERISA” shall have the meaning set forth in Section 4.13(a).

“ERISA Affiliate” means, with respect to any entity, any trades or businesses (whether or not incorporated) that are under control of, or that are treated as a single employer with, such entity under Sections 414(b), (c), (m) or (o) of the Code or Sections 400l(a)(14)(A) or (B) of ERISA.

“Estimated Closing Statement” shall have the meaning set forth on Schedule 2.1.

“Estimated Purchase Price Adjustment” shall have the meaning set forth on Schedule 2.1.

“Exchange Act” shall have the meaning set forth in Section 4.6(b).

“Excluded Taxes” means (i) any liability for Taxes resulting from transactions or actions (other than the transactions contemplated by this Agreement) out of the ordinary course of business taken by Purchaser or any Affiliate (including the Transfer Group Companies) or any transferee of Purchaser or any of its Affiliates on the Closing Date but after the Closing; (ii) any interest or penalties attributable to the untimely filing of a Tax Return described in Section 9.2(a)(iii); (iii) any liability for Taxes that are taken into account in determining the Final Purchase Price Adjustment in accordance with Schedule 2.1; and (iv) any liability for Taxes described in Section 9.3.

“FCC” means the Federal Communications Commission.

“FERC” means the Federal Energy Regulatory Commission.

“Final Closing Statement” shall have the meaning set forth on Schedule 2.1.

“Final Northern Capital Contribution Amount” shall have the meaning set forth on Schedule 2.1.

“Final Purchase Price Adjustment” shall have the meaning set forth on Schedule 2.1.

“Financial Statements” shall have the meaning set forth in Section 4.6(a).

“FTC” shall have the meaning set forth in Section 6.3(b).

“GAAP” means United States generally accepted accounting principles as in effect during the time period of the relevant financial statement.

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government, including any governmental authority, agency, department, board, commission or instrumentality or any political subdivision thereof, and any tribunal, court or arbitrator(s) of competent jurisdiction.

“Guaranteed Indebtedness” shall have the meaning set forth in Section 6.11.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnification Cap” shall have the meaning set forth in Section 10.2(e).

“Indemnified Party” shall have the meaning set forth in Section 10.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.4(a).

“Indemnity Notice” shall have the meaning set forth in Section 10.4(a).

“Individual Basket Amount” shall have the meaning set forth in Section 10.2(a).

“IRS” means the United States Internal Revenue Service.

“Law” means any federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued or entered by a Governmental Authority.

“Leased Real Property” shall have the meaning set forth in Section 4.9(b).

“Letters of Credit” shall have the meaning set forth in Section 2.2(a).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement or encumbrance.

“Losses” means any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’, accountants’ or other fees and expenses incurred in defending any Action or in investigating any of the same or in asserting any rights hereunder) actually suffered or incurred by a Person, but not including consequential, exemplary, special and punitive damages and lost profits.

“Material Contracts” shall have the meaning set forth in Section 4.11(a).

“NBI” shall have the meaning set forth in Section 4.5(d).

“NBP Services” shall have the meaning set forth in the recitals hereto.

“Northern Border” shall have the meaning set forth in Section 4.5(d).

“Northern Border Companies” means Northern Border, NBI, Northern Border Pipeline Company, a Texas general partnership, Crestone Energy Ventures, L.L.C., a Delaware limited liability company, Bear Paw Investments, LLC, a Delaware limited liability company, Bear Paw Energy, LLC, a Delaware limited liability company, Border Midwestern Company, a Delaware corporation, Midwestern Gas Transmission Company, a Delaware corporation, Border Viking Company, a Delaware corporation, and Viking Gas Transmission Company, a Delaware corporation.

“Northern Border Distribution” shall have the meaning set forth in Section 6.10.

“Northern Border Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Northern Border Partners, L.P., dated as of

October 1, 1993, by and among NBI, Pan Border Gas Company and Northwest Border Pipeline Company.

“Northern Border Transition Services Agreement” shall have the meaning set forth in Section 6.13.

“Northern Border Transition Services Supplemental Agreement” shall have the meaning set forth in Section 6.13.

“Northern Border SEC Reports” shall have the meaning set forth in Section 4.6(b).

“Northern Capital Contribution” shall have the meaning set forth on Schedule 2.1.

“Northern Capital Contribution Amount” shall have the meaning set forth on Schedule 2.1.

“Northern Plains” shall have the meaning set forth in the recitals hereto.

“Northern Plains Group Companies” means Northern Plains, Pan Border Gas Company, Northern Border Pipeline Corporation and any of their respective subsidiaries, and any successors thereof formed pursuant to the Conversion Transactions in accordance with Section 6.16 of the Enron Purchase Agreement. For the avoidance of doubt, any reference to the term “Northern Plains Group Companies” shall include only the entities specified in the previous sentence and shall not be construed to cover the conduct or operations of the Northern Border Companies or Persons in which the Northern Border Companies hold a minority interest.

“NP Tax Basket” shall have the meaning set forth in Section 9.10(a).

“Objection” shall have the meaning set forth on Schedule 2.1.

“Objection Date” shall have the meaning set forth on Schedule 2.1.

“Objection Period” shall have the meaning set forth on Schedule 2.1.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Ordinary Course of Business” shall refer to the conduct of business of the Transfer Group Companies from and after December 2, 2001.

“Outside Date” shall have the meaning set forth in Section 3.2(b).

“Paying Party” shall have the meaning set forth in Section 9.2(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Diem Taxes” shall have the meaning set forth in Section 9.2(c)(ii).

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates.

“Permitted Exceptions” means (i) all Liens and exceptions disclosed in policies of title insurance set forth on Schedule 4.9; (ii) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority; (v) with respect to any asset, right or interest, Liens that would be released pursuant to the Approval Order (as such term is defined in the Enron Purchase Agreement) from such asset, right or interest and attach to the sales proceeds received by the Enron Sellers under the Enron Purchase Agreement upon the closing of the transactions contemplated by the Enron Purchase Agreement, and (vi) such other Liens that would not reasonably be expected to have, individually or in the aggregate, a Transfer Group Material Adverse Effect.

“Person” means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and all Governmental Authorities.

“Plan” means the Fifth Amended Joint Plan of Affiliated Debtors pursuant to chapter 11 of the Bankruptcy Code, dated January 9, 2004, as proposed by Enron and its debtor affiliates, including, without limitation, the exhibits and schedules attached thereto, as the same may be modified and supplemented from time to time.

“Post-Closing Covenant” shall have the meaning set forth in Section 10.1(b).

“Pre-Closing Covenant” shall have the meaning set forth in Section 10.1(a).

“Preliminary Purchase Price” shall have the meaning set forth in Section 2.1.

“Preparing Party” shall have the meaning set forth in Section 9.2(d).

“Prime Rate” means the prime lending rate as reported in The Wall Street Journal (under the heading “Money Rates”) on the Closing Date.

“Principal Contribution Transaction Documents” means the (i) Transition Services Agreement, (ii) Transition Services Supplemental Agreement, (iii) Cross License Agreement, dated as of March 31, 2004, by and among Enron, NBI, Transwestern Pipeline Company, Florida Gas Transmission Company, Northern Border Pipeline Company, Enron Operations Services, LLC and Northern Plains, (iv) Sublease, (v) Release Agreement, dated as of March 31, 2004, by and among the Enron Sellers, CrossCountry, CrossCountry Energy Corp., CrossCountry Energy Services, LLC, CrossCountry Alaska, LLC, CrossCountry Citrus Corp., NBP Services, Pan Border Gas Company, Northern Plains, Transwestern Holding Company, Inc. and Transwestern Pipeline Company and (vi) Tax Sharing Agreement.

“Principal Shippers” shall have the meaning set forth in Section 4.12.

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchaser” shall have the meaning set forth in the recitals hereto.

“Purchaser Indemnified Parties” means Purchaser and its directors, officers, employees, any Person that becomes a Subsidiary of Purchaser upon the transfer of the Equity Interest at Closing, Affiliates (but only in their capacity as Affiliates of Purchaser or in connection with the sale of the Equity Interest under this Agreement), agents (but only in their capacity as agents of Purchaser or in connection with the sale of the Equity Interest under this Agreement), successors and assigns; provided, however, that the term “Purchaser Indemnified Parties” shall not include any Northern Border Company or any third party partner of any such company.

“Purchaser Material Adverse Effect” means any change, circumstance or event that would materially hinder or delay Purchaser’s ability to consummate the transactions contemplated by this Agreement, other than any such change, circumstance or event which results from any of the events described in clauses (i), (ii) and (iii) of Section 3.2(d) or from any material breach by Seller of any covenant or agreement in this Agreement or from any representation or warranty of Seller having been or having become untrue in any material respect.

“Purchaser Related Parties” shall mean any potential investors, partners, members, lenders and financing sources of Purchaser and its respective Affiliates and Representatives.

“Representatives” means a party’s Affiliates, and its officers, directors, employees, attorneys, investment bankers, accountants and other agents and representatives.

“Resolution Period” means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in an Indemnity Notice or a Third Party Claim Notice.

“Rights of Way” shall have the meaning set forth in Section 4.9(a).

“SEC” shall have the meaning set forth in Section 4.6(b).

“Securities Act” shall have the meaning set forth in Section 4.6(b).

“Seller Indemnified Parties” means Seller, its Affiliates and their respective Representatives, successors and assigns.

“Seller Material Adverse Effect” means any change, circumstance or event that would materially hinder or delay Seller’s ability to consummate the transactions contemplated by this Agreement, excluding any such change, circumstance or event to the extent resulting from any material breach by Purchaser of any covenant or agreement in this Agreement or from any representation or warranty of Purchaser having been or having become untrue in any material respect.

“Seller” shall have the meaning set forth in the recitals hereto.

“Severance Payment Costs” shall have the meaning set forth in Section 6.12(a).

“Straddle Period” shall have the meaning set forth in Section 9.2(c)(ii).

“Sublease” means the Sublease, dated as of March 31, 2004, between Enron and CrossCountry.

“Subsidiary or subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” means all federal, state, provincial, territorial, municipal, local or foreign income, profits, franchise, gross receipts, environmental (including taxes under Code Section 59A), customs, duties, net worth, sales, use, goods and services, withholding, value added, ad valorem, employment, social security, disability, occupation, pension, real property, personal property (tangible and intangible), stamp, transfer, conveyance, severance, production, excise and other taxes, withholdings, duties, levies, imposts and other similar charges and assessments (including any and all fines, penalties and additions attributable to or otherwise imposed on or with respect to any such taxes, charges, fees, levies or other assessments, and interest thereon) imposed by or on behalf of any Taxing Authority.

“Tax Basket” shall mean the NP Tax Basket.

“Tax Package” shall have the meaning set forth in Section 9.2(a)(i).

“Tax Proceeding” shall have the meaning set forth in Section 9.4(a).

“Tax Returns” means any report, return, declaration, claim for refund, information report or return or statement required to be supplied to a Taxing Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of March 31, 2004, between Enron, Enron Transportation Services, LLC, EOC Preferred, L.L.C., Northern Plains, Pan Border Gas Company, NBP Services, Transwestern Pipeline Company, Transwestern Holding Company, Inc. and CrossCountry Citrus Corp.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate, levy, assess or administer the imposition of any Tax.

“Third Party Claim” shall have the meaning set forth in Section 10.4(b).

“Third Party Claim Notice” shall have the meaning set forth in Section 10.4(b).

“Transaction Documents” means the Deposit Escrow Agreement.

“Transfer Group Companies” means the Northern Plains Group Companies and NBP Services. For the avoidance of doubt, any reference to the term “Transfer Group Companies” shall include only the entities specified in the previous sentence and shall not be construed to cover the conduct or operations of the Northern Border Companies or Persons in which the Northern Border Companies hold a minority interest.

“Transfer Group Material Adverse Effect” means any change, circumstance or event that is materially adverse to the business, financial condition or assets of the Transfer Group Companies, taken as a whole, excluding any such change, circumstance or event to the extent resulting from (i) the economy or securities markets in general, or any outbreak of hostility, terrorist activities or war, (ii) the announcement, pendency or consummation of the sale of the Equity Interest or any other action by Seller or any Transfer Group Company contemplated by or required by this Agreement, (iii) the filing of the Enron Bankruptcy Cases, (iv) the confirmation of the effectiveness of the Plan, (v) the conversion or dismissal of any Enron Bankruptcy Case, (vi) the appointment of a chapter 11 trustee or examiner in any Enron Bankruptcy Case, or (vii) any changes in general economic, political or regulatory conditions in industries or countries in which any of the Transfer Group Companies operates, including changes applicable to (A) the international, national, regional, or local wholesale markets for natural gas, capacity or throughput, (B) international, national, regional or local interstate natural gas pipeline systems, and (C) rules, regulations or decisions affecting the interstate natural gas transmission industry as a whole.

“Transition Services Agreement” means the Transition Services Agreement, dated as of March 31, 2004, between Enron and CrossCountry, as it may be amended pursuant to the Enron Purchase Agreement.

“Transition Services Supplemental Agreement” means the Transition Services Supplemental Agreement, dated as of March 31, 2004, between Enron and CrossCountry, as it may be amended pursuant to the Enron Purchase Agreement.

“Transportation Contracts” shall have the meaning set forth in Section 4.11(a)(vii).

“Treasury Regulations” means the regulations promulgated under the Code.

“True-up Amount” shall have the meaning set forth on Schedule 2.1.

11.2 Other Terms.

Other terms may be defined elsewhere in this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

11.3 Knowledge Qualifiers. References to “Seller’s Knowledge” or “to the Knowledge of Seller” and similar terms shall refer to the actual knowledge, without any requirement of inquiry or investigation, of any of the individuals listed on Schedule 11.3.

11.4 Interpretation. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

ARTICLE XII

MISCELLANEOUS

12.1 Expenses. Except as otherwise set forth in this Agreement, each of Seller and Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall any of the Transfer Group Companies bear any of such costs and expenses.

12.2 Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any information disclosed on any schedule hereto shall be deemed disclosed for all schedules hereto. Any matter disclosed in any section of a schedule shall be deemed disclosed in each section of such schedule.

12.3 Submission to Jurisdiction: Consent to Service of Process.

(a) Any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated by this Agreement, and any and all Actions related to the foregoing shall be filed and maintained exclusively in the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof.

(b) The parties hereby unconditionally and irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement brought in any court specified in paragraph (a) above, or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, Action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 12.11.

12.4 Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.4.

12.5 No Consequential or Punitive Damages. No party hereto (or its Affiliates) shall, under any circumstance, be liable to any other party (or its Affiliates) for any consequential, exemplary, special, incidental or punitive damages claimed by such other party under the terms of or due to any breach of this Agreement, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity.

12.6 No Right of Set-Off. Purchaser for itself and for its Subsidiaries, Affiliates, successors and assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that Purchaser or any of its Subsidiaries, Affiliates, successors and assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by the Purchaser pursuant to this Agreement or any other document or instrument delivered by Purchaser in connection herewith.

12.7 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.8 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Confidentiality Agreement and the Transaction Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as otherwise provided herein, all remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

12.9 Governing Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND DETERMINED IN ACCORDANCE WITH, THE APPLICABLE PROVISIONS OF THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

12.10 Table of Contents and Headings. The table of contents and Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

12.11 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (i) when delivered personally or by prepaid overnight courier, with a record of receipt, (ii) the fourth day after mailing if mailed by certified mail, return receipt requested, or (iii) the day of transmission, if sent by facsimile or telecopy during regular business hours, or the day after transmission, if sent after regular business hours (with a copy promptly sent by prepaid overnight courier with record of receipt or by certified mail, return receipt requested), to the parties at the following addresses or telecopy numbers (or to such other address or telecopy number as a party may have specified by notice given to the other parties pursuant to this provision):

If to Seller, to:

CCE Holdings, LLC

c/o Southern Union Company

One PEI Center, Second Floor

Wilkes-Barre, PA 18711

Attention: Thomas F. Karam, President and COO

Facsimile: (570) 829-8900

And to:

General Electric Capital Corporation

120 Long Ridge Road

Stamford, CT 06927

Attention: Manager of Operations

Facsimile: (203) 961-5818

With a copy to:

Fleischman & Walsh, LLP

1919 Pennsylvania Avenue, N.W., Suite 600

Washington, DC 20006

Attention: Sean P. McGuinness

Facsimile: (202) 265-5706

And a copy to:

Paul, Hastings, Janofsky & Walker LLP

1055 Washington Boulevard

Stamford, CT 06901

Attention: Jonathan Birenbaum

Facsimile: (203) 359-3031

If to Purchaser, to:

ONEOK, Inc.

100 West Fifth Street

Tulsa, OK 74103

Attention: David Kyle, Chairman, President and Chief Executive Officer

Facsimile: (918) 588-7961

With a copy to:

Gable & Gotwals

100 West Fifth Street, Suite 1100

Tulsa, OK 74103

Attention: John R. Barker

Facsimile: (918) 595-4990

12.12 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

12.13 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as set forth in Sections 6.1, 6.7, Article IX and Article X, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by any of Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, except that Purchaser shall have the right to assign this Agreement to a direct or indirect wholly-owned subsidiary of Purchaser. Upon receipt of notice by Seller from Purchaser of any such assignment to a direct or indirect wholly-owned subsidiary, such assignee will be deemed to have assumed, ratified, agreed to be bound by and perform all such obligations, in each case without the necessity for further act or evidence by the parties hereto or such assignee; provided, however, that no such assignment shall relieve or discharge Purchaser from any of its obligations hereunder.

12.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.15 Specific Performance.

Seller hereby agrees that, from and after the consummation of the Enron Purchase Agreement, in the event of any breach by Seller of any material covenant, obligation or other term or provision set forth in this Agreement for the benefit of Purchaser, Purchaser shall be entitled to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other term or provision; provided, however, that Purchaser’s right under this Section 12.15 shall terminate upon Closing; provided further, that this Section 12.15 shall not apply to enforcement of the parties’ respective obligations under Sections 6.13(a), 8.1(d) or 8.2(d).

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

CCE HOLDINGS, LLC

By:
	Name:	Thomas F. Karam
	Title:	President

ONEOK, INC.

By:
	Name:	David L. Kyle
	Title:	Chairman of the Board, President and Chief Executive Officer

Schedule 2.1

ADJUSTMENT OF PURCHASE PRICE

(a) At least three (3) days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimate of the adjustment to the Purchase Price (the “Estimated Purchase Price Adjustment”), which shall include a reasonably detailed calculation of the amount of all capital contributions (or other payments required to be made by the Enron Sellers in their capacity as equity holder) made (or are expected to be made on or before the Closing Date) by the Enron Sellers or their Affiliates (other than a Transfer Group Company or Northern Border Company) directly or indirectly to a Northern Plains Group Company or Northern Border Company (the “Northern Capital Contribution”) for the period beginning with the first day after the Balance Sheet Date and ending on the Closing Date (the “Northern Capital Contribution Amount”). The Estimated Purchase Price Adjustment, shall equal the Northern Capital Contribution Amount. The Estimated Closing Statement prepared by Seller shall be based upon the Estimated Closing Statement (as defined in the Enron Purchase Agreement) to be delivered to Seller pursuant to the Enron Purchase Agreement.

(b) Purchaser shall prepare and deliver to Seller, within twenty (20) days following the Closing Date, a statement (the “Final Closing Statement”), which shall include a reasonably detailed worksheet setting forth the information specified in subsections (i) to (iii) below. Seller shall grant Purchaser and its Affiliates and Representatives access at reasonable times and places to all books, records and employees of Seller (in each case, only those portions or aspects as they relate solely to the Transfer Group Companies) that is reasonably requested by Purchaser in connection with Purchaser’s preparation of the Final Closing Statement or in responding to any Objection.

(i) a reasonably detailed calculation of the Northern Capital Contribution for the period beginning with the first day after the Balance Sheet Date and ending on the Closing Date (the “Final Northern Capital Contribution Amount”);

(ii) a calculation of the aggregate purchase price adjustment (the “Final Purchase Price Adjustment”), which shall equal the Final Northern Capital Contribution Amount; and

(iii) a calculation of the true-up amount (the “True-up Amount”), which may be positive or negative and shall be the result of (A) the Estimated Purchase Price Adjustment minus (B) the Final Purchase Price Adjustment.

(c) Seller shall have forty-five (45) days from its receipt of the Final Closing Statement (the “Objection Period”) to review the Final Closing Statement. Upon the expiration of such forty-five (45) day period, Seller shall be deemed to have accepted, and shall be bound by, the Final Closing Statement and the calculation therein of the

Final Purchase Price Adjustment, unless Seller has informed Purchaser in writing of its disagreement with the Final Closing Statement prior to the expiration of such forty-five (45) day period (the “Objection”), specifying each of the disputed items and setting forth in reasonable detail the basis for each such dispute (each, a “Disputed Item”). Purchaser shall have twenty (20) days from the date on which they received the Objection (the date on which such twenty (20) day period ends, the “Objection Date”) to review and respond to such Objection. If Purchaser and Seller are able to negotiate a mutually agreeable resolution of each Disputed Item, and each signs a certificate to that effect, the Final Closing Statement and the calculation therein of the Final Purchase Price Adjustment, and, if applicable, the True-up Amount, as adjusted to reflect such resolution, shall be deemed final, non-appealable and binding for purposes of this Agreement. Purchaser shall grant Seller and their Affiliates and Representatives access at reasonable times and places to all books, records and employees of the Northern Plains Group Companies, and shall use commercially reasonable efforts to provide such access with regards to the Northern Border Companies, that is reasonably requested by Seller in connection with Seller’s review of the Final Closing Statement.

(d) If within thirty (30) days of the Objection Date any Disputed Items have not been resolved in accordance with paragraph (c), Seller and Purchaser shall refer such Disputed Items to an accounting expert (the “Accounting Referee”), within five (5) days after acceptance of appointment by the Accounting Referee, to make a final, non-appealable and binding determination as to such remaining Disputed Items pursuant to the terms hereof. The Accounting Referee shall be selected by mutual agreement of Purchaser and Seller, but in the event that an Accounting Referee has been appointed under the Enron Purchase Agreement to resolve a bona fide dispute thereunder, such Accounting Referee shall serve as the Accounting Referee hereunder; provided in the event that no Accounting Referee is appointed pursuant to the preceding provision within fifty (50) days of the Objection Date, Seller and Purchaser shall each, within sixty (60) days of the Objection Date, select an accountant who is a partner at a nationally recognized firm of independent public accountants, who shall be directed to select, within seventy (70) days of the Objection Date, a third accountant to serve as the Accounting Referee; provided further that any Accounting Referee appointed pursuant to this sentence shall be an active or recently retired certified public accountant or accounting expert with substantial experience with assets and complex financial transactions of the type set forth in the Agreement. The Accounting Referee shall be directed to make a determination in accordance with paragraph (e) below of the Disputed Items promptly, but no later than sixty (60) days, after acceptance of its appointment. Seller and Purchaser agree to use their commercially reasonable efforts to effect the selection and appointment of the Accounting Referee pursuant to this paragraph (d), including, without limitation, executing an engagement agreement with the Accounting Referee providing for reasonable and customary compensation and other terms of such engagement. Seller and Purchaser shall make readily available to the Accounting Referee all relevant books, records and employees of the Northern Plains Group Companies, if applicable, and shall use commercially reasonable efforts to make readily available to the Accounting Referee all relevant books, records and employees of Northern Border Companies, if applicable, that are reasonably requested by the Accounting Referee in connection with the Accounting Referee’s review of any Disputed Items; provided that Seller, Purchaser and their respective Affiliates shall not be obligated to provide any information the disclosure of which would jeopardize any privilege available to such Person relating to such information or which would cause such Person to breach a confidentiality obligation to which it is bound; and provided further that Seller, Purchaser and their respective Affiliates shall use their best efforts to minimize the effects of any such limitations.

(e) If Disputed Items are referred to the Accounting Referee for resolution pursuant to paragraph (d) above, the Accounting Referee (i) shall determine only with respect to the Disputed Items submitted whether and to what extent, if any, the Final Purchase Price Adjustment set forth in the Final Closing Statement and, if applicable, the True-up Amount requires adjustment, and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Any finding by the Accounting Referee shall be a reasoned award stating in reasonable detail the findings of fact (if any) on which it is based, shall be final, non-appealable and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding the Disputed Items so presented. The fees and expenses of the Accounting Referee shall be borne by Seller and Purchaser in the same proportion that the dollar amount of Disputed Items which are not resolved in favor of Seller or Purchaser (as applicable) bears to the total dollar amount of Disputed Items resolved by the Accounting Referee. For illustration purposes only, (A) if the total amount of Disputed Items by Seller is $1,000, and Seller is awarded $500 by the Accounting Referee, Seller and Purchaser shall bear the Accounting Referee’s fees and expenses equally; or (B) if the total amount of Disputed Items by Seller is $1,000, and Seller are awarded $250 by the Accounting Referee, Seller shall bear seventy five percent (75%) and Purchaser shall bear twenty five percent (25%) of the Accounting Referee’s fees and expenses. Seller and Purchaser shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Schedule 2.1.

(f) If the True-up Amount is (i) a positive number, then Seller shall pay Purchaser such amount or (ii) a negative number, then Purchaser shall pay Seller such amount. Payment of the True-up Amount calculated pursuant to this Schedule 2.1 shall be made (i) if no Objection is made by Seller during the Objection Period, within ten (10) days following the expiration of the Objection Period or (ii) if Seller submits an Objection within the Objection Period, within ten (10) days following final resolution of all Disputed Items by the parties or the Accounting Referee, by wire transfer of immediately available funds to an account designated by the parties receiving such funds, plus interest thereon from and including the Closing Date through and including the day before the date of such payment, at a per annum rate equal to the Prime Rate as at the Closing Date.

TABLE OF CONTENTS

ARTICLE I SALE AND PURCHASE OF EQUITY INTEREST		2

1.1	Sale and Purchase of Equity Interest	2

ARTICLE II PURCHASE PRICE AND PAYMENT		2

2.1	Purchase Price	2

2.2	Deposit	2

2.3	Payment of Purchase Price	3

ARTICLE III CLOSING AND TERMINATION		4

3.1	Time and Place of Closing	4

3.2	Termination of Agreement	4

3.3	Effect of Termination	5

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		6

4.1	Organization and Good Standing	6

4.2	Authorization of Agreement	6

4.3	No Violation; Consents	6

4.4	Ownership and Transfer of Equity Interest	7

4.5	Transfer Group Companies	7

4.6	Financial Statements; Northern Border SEC Reports	9

4.7	No Undisclosed Liabilities	9

4.8	Absence of Certain Developments	10

4.9	Title to Properties	11

4.10	Intangible Property	11

4.11	Material Contracts	11

4.12	Firm and Interruptible Transportation Contracts	13

4.13	Employee Benefits	14

4.14	Taxes	15

4.15	Labor	16

4.16	Litigation	16

4.17	Compliance with Laws; Permits	17

4.18	Environmental Matters	17

4.19	Insurance	18

4.20	Financial Advisors	18

4.21	No Knowledge of Breach	18

4.22	Limitation of Representations and Warranties	18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		19

5.1	Organization and Good Standing	19

5.2	Authorization of Agreement	19

5.3	No Violation; Consents	20

5.4	Litigation	20

5.5	Investment Intention	20

5.6	Financial Capability	21

5.7	Financial Advisors. Except as set forth on Schedule 5.7, n	21

ARTICLE VI COVENANTS		21

6.1	Access to Information	21

6.2	Conduct of the Business Pending the Closing	22

6.3	Appropriate Action; Filings	25

6.4	Preservation of Records; Cooperation	27

6.5	Confidentiality	28

6.6	Public Announcements	28

6.7	Directors’ and Officers’ Indemnification	28

6.8	Further Assurances	29

6.9	Financing	29

6.10	Payment of Pro Rata Distributions	29

6.11	Guarantees	30

6.12	Severance Agreements, Plans and Policies	30

6.13	Transition Services	31

6.14	Purchaser Employee Benefit Plans	32

6.15	Financial Information	32

ARTICLE VII CONDITIONS TO CLOSING		33

7.1	Conditions Precedent to Obligations of Each Party	33

7.2	Conditions Precedent to Obligations of Purchaser	33

7.3	Conditions Precedent to Obligations of Seller	34

ARTICLE VIII DOCUMENTS TO BE DELIVERED		35

8.1	Documents to Be Delivered by Seller	35

8.2	Documents to Be Delivered by Purchaser	35

ARTICLE IX TAX AND ERISA MATTERS		36

9.1	Tax Sharing Agreements	36

9.2	Preparation of Tax Returns; Payment of Taxes	36

9.3	Certain Other Taxes	39

9.4	Tax Audits	40

9.5	Dispute Resolution	40

9.6	Refunds and Tax Benefits	41

9.7	Certain Elections	41

9.8	FIRPTA	42

9.9	Intentionally Omitted	42

9.10	Tax Indemnification	42

9.11	Employee Benefits Indemnification	43

9.12	Coordination of Provisions	44

ARTICLE X INDEMNIFICATION		44

10.1	Survival of Representations, Warranties, Covenants and Agreements	44

10.2	Seller Indemnification	44

10.3	Purchaser Indemnification	46

10.4	Procedures	47

10.5	Tax Treatment of Indemnity Payments	49

10.6	Remedies	49

ARTICLE XI DEFINITIONS		50

11.1	Certain Definitions	50

11.2	Other Terms	60

11.3	Knowledge Qualifiers	60

11.4	Interpretation	60

ARTICLE XII MISCELLANEOUS		61

12.1	Expenses	61

12.2	Incorporation of Exhibits and Schedules	61

12.3	Submission to Jurisdiction: Consent to Service of Process	61

12.4	Waiver of Jury Trial	61

12.5	No Consequential or Punitive Damages	62

12.6	No Right of Set-Off	62

12.7	Time of Essence	62

12.8	Entire Agreement; Amendments and Waivers	62

12.9	Governing Law	63

12.10	Table of Contents and Headings	63

12.11	Notices	63

12.12	Severability	64

12.13	Binding Effect; Assignment	64

12.14	Counterparts	65

12.15	Specific Performance	65

Schedule 2.1 ADJUSTMENT OF PURCHASE PRICE		67